UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Denny’s Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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203 East Main Street

Spartanburg, South Carolina 29319

April 7, 2011

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Denny’s Corporation to be held at 9:00 a.m. on Wednesday, May 18, 2011, at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you attend in person, it is important your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy card or vote via telephone or the Internet as directed on the proxy card, at your earliest convenience.

On Behalf of the Board of Directors,

Sincerely,

Debra Smithart-Oglesby

Board Chair

NOTICE OF MEETING

Spartanburg, SC

April 7, 2011

The Annual Meeting of Stockholders of Denny’s Corporation will be held at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina on Wednesday, May 18, 2011 at 9:00 a.m. for the following purposes as described in the accompanying Proxy Statement:

1.	To elect ten (10) directors,

2.	To consider and vote on a proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 28, 2011,

3.	To hold an advisory vote on the executive compensation of the Company,

4.	To hold an advisory vote on the frequency of the stockholder vote on the executive compensation of the Company, and

5.	To transact such other business as may properly come before the meeting.

Only holders of record of Denny’s Corporation common stock at the close of business on March 22, 2011 will be entitled to notice of, and to vote at, this meeting. Please vote in one of the following ways:

•	use the toll-free telephone number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed proxy card in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). Returning your proxy card as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting. For directions to the meeting, please visit the Spartanburg Marriott’s website at www.spartanburgmarriott.com or call (864) 596-1211.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2011

The proxy statement and the 2010 Annual Report of Denny’s Corporation are available at http://www.cstproxy.com/dennys/2011.

By order of the Board of Directors

J. Scott Melton

Assistant General Counsel,

Corporate Governance Officer and

Secretary

Proxy Statement Table of Contents

PROXY STATEMENT

April 7, 2011

GENERAL

Introduction

The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held on Wednesday, May 18, 2011, at 9:00 a.m. at the Spartanburg Marriott at Renaissance Park, 299 North Church Street, Spartanburg, South Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Denny’s Corporation (“the Board”) to be used at the upcoming Annual Meeting of Stockholders. The information provided herein concerns not only Denny’s Corporation, but also Denny’s, Inc., a subsidiary which Denny’s Corporation wholly owns, in that substantially all operations of Denny’s Corporation are currently conducted through Denny’s, Inc.

Stockholder Voting

You may vote at the Annual Meeting either by proxy or in person. Only holders of record of common stock of Denny’s Corporation, par value $0.01 per share (the “Common Stock”) as of the close of business on March 22, 2011 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement will be made available to each such stockholder beginning on or about April 8, 2011.

Voting by Proxy

To vote by proxy, you must either properly execute and return (prior to the meeting) the proxy card, or follow the instructions set forth in the enclosed proxy card to vote by phone or on the Internet. Where you have appropriately specified how your proxy is to be voted, it will be voted accordingly. If no specifications are made, your proxy will be voted (i) in favor of the ten (10) nominees to the Board of Directors, (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 28, 2011, (iii) in favor of the executive compensation of the Company, as described herein, and (iv) in favor of conducting an advisory vote on the Company’s executive compensation every year. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter of business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.

If you execute a proxy, you may revoke it at any time before it is exercised by delivering a written notice to J. Scott Melton, Assistant General Counsel, Corporate Governance Officer and Secretary of Denny’s Corporation, either at the Annual Meeting or prior to the meeting date at the Denny’s Corporation principal executive offices at 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person. If you vote by telephone or by accessing the Internet voting website, you may also revoke your proxy by re-voting using the same procedure no later than 7:00 p.m. Eastern Time on Tuesday, May  17, 2011.

Voting in Person

To vote at the meeting in person, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting. For directions to the meeting, please visit the Spartanburg Marriott’s website at www.spartanburgmarriott.com, or call (864) 596-1211.

Voting Requirements

At the meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting will be decided by a majority of votes cast on the matter, except for the advisory vote on the frequency of the stockholder vote on executive compensation, which will be decided by the option (i.e., every one, two or three years) that receives the highest number of votes cast. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” or “against” any director-nominee or on any other proposal. As of the close of business on the Record Date, there were issued and outstanding and entitled to be voted at the Annual Meeting, 98,778,152 shares of Common Stock.

Equity Security Ownership

Principal Stockholders

The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 22, 2011 to own more than 5% of the outstanding shares. As of March 22, 2011, there were 98,778,152 shares of the Common Stock issued and outstanding.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
FMR LLC (and related entities) 82 Devonshire Street Boston, MA 02109	11,573,382	(1)	11.7
Keeley Asset Management Corp. (and related entities) 401 South LaSalle St. Chicago, IL 60605	8,947,700	(2)	9.1
Invesco Ltd. (and related entities) 1555 Peachtree Street, NE Atlanta, GA 30309	8,796,385	(3)	8.9
The Vanguard Group, Inc. (and related entities) 100 Vanguard Blvd. Malvern, PA 19355	6,718,201	(4)	6.8
Black Rock, Inc. (and related entities) 45 Fremont Street San Francisco, CA 94105	6,050,100	(5)	6.1

(1)

Based upon the Schedule 13G/A filed with the SEC on February 14, 2011, FMR LLC is the beneficial owner of 11,573,382 shares and has sole voting power over 4,614,227 shares and sole investment power over 11,573,382 shares. Edward C. Johnson 3d is the beneficial owner of 11,573,382 shares and has sole investment power over 11,573,382 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment advisor, is the beneficial owner of 6,406,776 shares. Edward C Johnson 3d and FMR LLC, through its control of Fidelity and the funds Fidelity controls (the “Funds”), each has sole investment power over the 6,406,776 shares owned by the Funds. Neither FMR LLC, nor Edward C. Johnson 3d, Chairman of FMR LLC, (and whose family has the predominant voting power of FMR LLC), has the sole power to vote shares owned directly by the Funds, which power resides with the Funds’ Board of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, LLC is the beneficial owner of 4,958,876 of the shares listed as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole investment power over 4,958,876 shares and sole voting power over 4,406,497 shares owned by the institutional accounts managed by PGATC. Pyramis Global

Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 207,730 shares as a result of its serving as an investment advisor to institutional accounts, non-U.S. mutual funds, or investment companies owing such shares. Edward C. Johnson, 3d and FMR LLC though its control of PGALLC each has sole investment power and sole voting power over 207,730 shares owned by institutional accounts or funds advised by PGALLC.

(2)	Based upon the Schedule 13G/A filed with the SEC on February 7, 2011, Keeley Asset Management Corp. is the beneficial owner of 8,947,700 shares. The Keeley Small Cap Value Fund may be deemed to be the beneficial owner of 6,060,000 shares and John L. Keely, Jr. may be deemed to beneficially own 400,000 shares. Keeley Asset Management Corp. has sole voting power with respect to 8,757,200 of such shares and sole investment power with respect to all such shares.
(3)	Based upon the Schedule 13G filed with the SEC on February 11, 2011. Invesco Ltd. as the ultimate parent holding company is the beneficial owner of the listed shares. Invesco Advisers, Inc., a subsidiary of Invesco, Ltd., has sole voting and investment power with respect to 8,728,415 shares, and Invesco Powershares Capital Management, a subsidiary of Invesco Ltd., has sole voting and investment power with respect to 67,970 shares.
(4)	Based upon the Schedule 13G/A filed with the SEC on February 10, 2011. The Vanguard Group, Inc. is the beneficial owner of the listed shares and has sole voting power with respect to 109,269 shares and sole investment power with respect to 6,608,932 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of the Vanguard Group, Inc., is the beneficial owner of 109,269 shares as a result of its serving as investment manager of collective trust accounts and has sole voting power with respect to such shares.
(5)	Based upon the Schedule 13G/A filed with the SEC on February 4, 2011, Black Rock, Inc., as a parent holding company, is the beneficial owner of and has sole voting power and sole investment power with respect to the listed shares.

Management

The following table sets forth, as of March 22, 2011, the beneficial ownership of Common Stock by: (i) each current member of the Board, (ii) each director nominee of Denny’s Corporation to the Board, (iii) each executive officer included in the Summary Compensation Table elsewhere in this Proxy Statement, and (iv) all current directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Common Stock
Gregg R. Dedrick	15,066	*
Brenda J. Lauderback	127,643	*
Robert E. Marks	249,316	*
John C. Miller	-0-
Louis P. Neeb	69,555	*
Donald C. Robinson	42,974	*
Donald R. Shepherd	208,684	*
Debra Smithart-Oglesby	190,785	*
Laysha Ward	24,697	*
F. Mark Wolfinger	829,574	*
Frances L. Allen	4,000	*
Robert Rodriguez	9,300	*
Nelson J. Marchioli	490,233	*
All current directors and executive officers as a group (12 persons)	1,771,594	1.8

*	Less than one (1) percent.
(1)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (within sixty (60) days of March 22, 2011) through the exercise of stock options: (i) Ms. Lauderback (56,700 shares), (ii) Mr. Marks (75,600 shares), (iii) Mr. Shepherd (75,600 shares), (iv) Ms. Smithart-Oglesby (75,600 shares), (v) Mr. Wolfinger (645,800 shares), (vi) Mr. Marchioli (490,233 shares), and all current directors and executive officers as a group (929,300 shares).
(2)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (within sixty (60) days of March 22, 2011) through the conversion of deferred stock units upon termination of service as a director of Denny’s Corporation: (i) Mr. Dedrick (15,066 shares), (ii) Ms. Lauderback (70,943 shares), (iii) Mr. Marks (66,011 shares), (iv) Mr. Neeb (50,655 shares). (v) Mr. Robinson (42,974 shares). (vi) Mr. Shepherd (88,231 shares), (vii) Ms. Smithart-Oglesby (86,285 shares), (viii) Ms. Ward (24,697 shares), and all current directors and executive officers as a group (444,862 shares).

Equity Compensation Plan Information

The following table sets forth information as of December 29, 2010 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	7,190,216	(1)	$2.74	2,390,014	(2)
Equity compensation plans not approved by security holders	650,000	(3)	3.20	850,000	(4)

Total	7,840,216		$2.76	3,240,014

(1)	Includes shares issuable pursuant to the exercise or conversion of awards under the Denny’s Corporation 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”), the Denny’s Corporation Amended and Restated 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”), the Denny’s, Inc. Omnibus Incentive Compensation Plan for Executives, the Advantica Stock Option Plan and the Advantica Restaurant Group Director Stock Option Plan (collectively the “Denny’s Incentive Plans”).
(2)	Includes shares of Common Stock available for issuance as awards of stock options, restricted stock, restricted stock units, deferred stock units and performance awards, under the 2008 Omnibus Plan and the 2004 Omnibus Plan.
(3)	Includes shares issuable pursuant to the exercise or conversion of employment inducement awards of stock options and restricted stock units granted outside of the Denny’s Incentive Plans in accordance with NASDAQ Listing Rule 5635(c)(4).
(4)	Includes shares of Common Stock available for issuance as awards of stock options and restricted stock units outside of the Denny’s Incentive Plans in accordance with NASDAQ Listing Rule 5635(c)(4). In connection with his hiring as the Company’s new Chief Executive Officer and President on February 1, 2011, John C. Miller was granted 200,000 stock options and 200,000 restricted stock units from these shares.

ELECTION OF DIRECTORS

Nominees for Election as Directors of Denny’s Corporation

As permitted under our Bylaws, the Board has set ten (10) as the number of directors effective currently and as of May 18, 2011 to constitute the Board of Directors of Denny’s Corporation. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of ten (10) nominees to the Board of Denny’s Corporation. These nominees are: Gregg R. Dedrick, Brenda J. Lauderback, Robert E. Marks, John C. Miller, Louis P. Neeb, Donald C. Robinson, Donald R. Shepherd, Debra Smithart-Oglesby, Laysha Ward, and F. Mark Wolfinger, each of whom has consented to serve and be named in this Proxy Statement and will serve as a director, if elected, until the 2012 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation and Bylaws, as amended. Each nominee currently serves as a director.

If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Denny’s Corporation Restated Certificate of Incorporation and Bylaws.

Business Experience

The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Gregg R. Dedrick	52	Director of Denny’s Corporation; co-founder of Whole Strategies, an organizational consulting firm (2009-present); Executive Vice President of Yum Brands, Inc., an operator of fast food restaurants (2008-2009); President and Chief Concept Officer of KFC, a chicken restaurant chain (2003-2008)	2010

Brenda J. Lauderback	60	Director of Denny’s Corporation; Retired; President of Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor (1995-1998); President of Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor (1993-1995); Vice President and General Merchandise Manager of Target Corporation (formerly Dayton Hudson) (1982-1993). Director of Big Lots, Inc., Wolverine World Wide, Inc., and Select Comfort Corporation.	2005

Robert E. Marks	59	Director of Denny’s Corporation; President of Marks Ventures, LLC, a private equity investment firm (1994-present); Chairman of the Board of Directors of Denny’s Corporation (2004-2006); Director of Emeritus Corporation and a member of the Board of Trustees of the Fisher House Foundation and The International Rescue Committee. From 1982-1994, Managing Director and co-head of leverage buyout investing at Carl Marks & Co. Inc. Member of the board of directors of 15 private companies most of which were during this period.	1998

John C. Miller	55	Director of Denny’s Corporation; Chief Executive Officer and President of Denny’s Corporation (February, 2011-present); Chief Executive Officer and President of Taco Bueno Restaurants, Inc., an operator and franchisor of quick-service Mexican eateries (2005-February 2011); President of Romano’s Macaroni Grill (1997-2004).	2011

Louis P. Neeb	71	Director of Denny’s Corporation; Chairman of the Board of Directors of Mexican Restaurants, Inc., a restaurant company (1995-2010); Director and Chairman Emeritus of Mexican Restaurants, Inc. and Director of CEC Entertainment, Inc.	2008

Donald C. Robinson	58	Director of Denny’s Corporation; President of Baha Mar Resorts, Ltd., a resort development in Nassau, Bahamas (2006-present); Group Managing Director, Hong Kong Disneyland (2001-2006); Senior Vice President, Walt Disney World Operations (1998-2001).	2008

Donald R. Shepherd	74	Director of Denny’s Corporation; Retired; Chairman of Loomis, Sayles & Company, L.P., an investment management firm (1992-1995); Chief Executive Officer and Chief Investment Officer of Loomis Sayles & Company, L.P. (1990-1995). Member of Investment Committee of Scripps Research Institute and various University of Michigan advisory committees.	1998

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Debra Smithart-Oglesby	56	Director of Denny’s Corporation; Chair of the Board of Directors of Denny’s Corporation (2006-present); Interim Chief Executive Officer of Denny’s Corporation (June 2010-January 2011); President of O/S Partners, private investment and consulting services firm (2000-present); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999). A member of the Editorial Advisory Board of CFO Magazine.	2003

Laysha Ward	43	Director of Denny’s Corporation; President, Community Relations, Target Corporation (2008 to present); Vice President, Community Relations, Target Corporation (2003 to present).	2010

F. Mark Wolfinger	55	Director of Denny’s Corporation; Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Denny’s Corporation (2008-Present); Executive Vice President, Growth Initiatives Denny’s Corporation (2006-2008); Chief Financial Officer of Denny’s Corporation (2005-2008); Executive Vice President and Financial Officer of Danka Business Systems, a document imagery company (1998-2005).	2011

Director Qualifications and Skills

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. Many of our directors served in key management positions in a wide-range of businesses, including retail and restaurant businesses through which they have developed, as a group, expertise and experience in core business skills such as strategy and business development, innovation, operations, brand management, finance, compensation and leadership development, and compliance and risk management. We also believe each of our nominees has other attributes necessary to create an effective board: the willingness to engage management and each other in a constructive and collaborative fashion; high personal and professional ethics, integrity and values; good judgment; analytical minds; the willingness to offer a diverse perspective; the ability to devote significant time to serve on our board and its committees; and a commitment to representing the long-term interests of all our stockholders. As a collective, our Board has a broad set of competencies and experiences making it well suited to further the interests of Denny’s Corporation, its stockholders and other stakeholders.

Set out below are the specific experience, qualifications, attributes and skills of each of our directors which led the Board to the conclusion that each individual should be nominated as a director of the Company.

Gregg R. Dedrick – Mr. Dedrick is a co-founder of Whole Strategies, an organizational consulting firm, in 2009. Prior to that, he was President and Chief Concept Officer at KFC for five years where he led the development of the company’s grilled chicken product. He previously has served as Executive Vice President, People and Shared Services at Yum Brands, Chief People Officer at Yum Brands, and Senior Vice President Human Resources for Pizza Hut and KFC. On July 15, 2010, the Board of Directors of Denny’s Corporation appointed Mr. Dedrick to serve as a director of the Company.

Brenda J. Lauderback – Ms. Lauderback’s experience includes footwear, apparel, and retail industry experience, corporate leadership experience, branded marketing experience, international operations experience, public company board experience and public company finance and accounting experience through audit committee service. Ms. Lauderback has more than 25 years of experience in the retail industry and more than 35 collective years of experience on public company boards. From 1995 until her retirement in 1998, Ms. Lauderback was president of the Wholesale and Retail Group of Nine West Group, Inc., a footwear wholesaler and distributor. She previously was the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor, a position that included responsibility for offices in China, Italy and Spain, and was a Vice President/General Merchandise Manager of Dayton Hudson Corporation, a retailer. Ms. Lauderback has collective experience of more than 20 years on audit, compensation and governance committees of public company boards and is chair of three governance committees. Ms. Lauderback is a director of Big Lots, Inc., Wolverine Worldwide, Inc. and Select Comfort Corporation. Within the last five years, Ms. Lauderback also served as a director of Irwin Financial Corporation. Ms. Lauderback received her Bachelor of Science degree from Robert Morris University in 1972.

Robert E. Marks – Mr. Marks has over 28 years of private equity investment and monitoring experience in 15 different industries, the result of his employment as a Managing Director of Carl Marks & Co. Inc (1982 – 1994) and his ownership of Marks Ventures LLC (1994 to present). This experience includes responsibility for all facets of leverage buyout investments such as sourcing and analyzing transactions, raising financing, negotiating agreements, and sitting on the Boards of Directors of investee companies to monitor progress, decide on refinancing options, and ultimately to decide on the realization of the investment. In addition, he has reviewed literally hundreds of possible investments, including performing detailed due diligence on dozens of companies. This work has instilled a deep appreciation for what makes a successful company, and what the true risks of a business venture might be.

Mr. Marks has more than 15 years of public company Board of Directors experience, derived from his service at Denny’s Corporation and at Emeritus, a New York Stock Exchange, assisted living company based in Seattle with 2009 revenues of almost $900 million. During this time, he has served on the Audit and Finance, Compensation and Corporate Governance committees, as well as serving as the Chairman of the Board of Denny’s from 2004 to 2006. Also during this time, Mr. Marks headed up, from the Board of Directors’ perspective, the highly successful 2004 restructuring and refinancing at Denny’s Corporation, which was comprised of an equity infusion of $92 million; a public bond refinancing of $175 million; and a new senior secured credit facility of $420 million.

Prior to his private equity investing experience, Mr. Marks obtained Wall Street corporate finance experience from 1978 – 1982 as an associate at Dillon, Read & Co., Inc., an investment banking firm, where he began working after he received a MBA with a concentration in Finance and General Management from Harvard Business School. From 1974 to 1976, he worked for the Export-Import Bank of the United States, performing research and analysis on the economic fundamentals underpinning particular loan proposals. In 1974, Mr. Marks received B.A. and M.A. degrees in Economics from Stanford University with distinction and Departmental Honors and was selected to be a member of Phi Beta Kappa.

John C. Miller – Mr. Miller, as President and Chief Executive Officer for Denny’s Corporation, is responsible for leading the strategic direction of the Company. Mr. Miller joined the Company in February 2011 and is an accomplished restaurant industry veteran, bringing more than 30 years of restaurant operations and management experience to the national diner chain. Prior to joining Denny’s, Mr. Miller served as Chief Executive Officer of Taco Bueno Restaurants, Inc. (2005-2011). He also spent 17 years with Brinker International where he held numerous management positions, including President of Romano’s Macaroni Grill and President of Brinker’s Mexican Concepts, responsible for overseeing On the Border and Cozymel’s. Earlier in his career, Mr. Miller held various operations and restaurant management positions at Unigate Restaurant/Casa Bonita in Dallas, Texas. Effective February 1, 2011, the Board appointed Mr. Miller to serve as a director of Denny’s Corporation.

Louis P. Neeb – Mr. Neeb has more than 35 years of restaurant industry and corporate leadership experience. He served as interim Chief Executive Officer of Mexican Restaurants, Inc. from 2006 to 2007 and has served as Chairman of the Board of that company from 1995 to 2010, as Chief Executive Officer from 1996 to 2000, and as interim President from 1997 to 1998.

Since 1982 Mr. Neeb has also served as President of Neeb Enterprises, Inc., a restaurant consulting company. From 1991 to 1994, Mr. Neeb served as President of Spaghetti Warehouse, Inc. From 1989 to 1991, Mr. Neeb served as President of Geest Foods USA. This company was a wholly owned subsidiary of Geest Foods, Plc. From 1982 to 1987, Mr. Neeb served as President and Chief Executive Officer of Taco Villa, Inc. and its predecessors, a publicly held corporation controlled by W.R. Grace & Co., where he oversaw the development of the Applebee’s restaurant chain, and the operation of the Del Taco restaurant chain. From 1980 to 1982, Mr. Neeb served as Chairman of the Board and Chief Executive Officer of Burger King Corporation. From 1973 to 1980, Mr. Neeb served in various positions, including President and Chief Operating Officer of Steak & Ale Restaurants. During that time, Mr. Neeb directed the development of the Bennigan’s restaurant concept and the company grew from 35 to over 250 restaurants. Mr. Neeb serves as a director of CEC Entertainment, Inc., the parent company of Chuck E. Cheese’s restaurants and entertainment centers. Mr. Neeb was also formerly a director of the privately held Silver Diner, Inc., On The Border, and Franchise Finance Corporation of America, a major lender to the restaurant and other industries, until its sale to GE Capital in 2001.

Mr. Neeb holds a BBA from the University of Notre Dame, an MBA from George Washington University, and a diploma from The Industrial College of the Armed Forces. He also serves on several charitable boards of directors.

Donald C. Robinson – Currently, as the President of Baha Mar Resorts, Mr. Robinson is responsible for the design, development, construction, and the opening of this Nassau, Bahamas based development. This $3.4 billion development includes a management contract with several major hotel and resort companies, and will feature 2,200 hotel rooms, a 50,000 square foot retail village, 200,000 square feet of meeting space, approximately 30 restaurants, 23 acres of pools and activities, three spas, and a golf course designed by Jack Nicklaus.

Mr. Robinson received his Bachelor of Science Degree in Microbiology from The University of Central Florida while he worked full-time in Food & Beverage Operations at The Walt Disney World Resort. During his 33 year career with Disney, he was involved with the opening phase of two theme parks, one water park, a retail/dining/entertainment venue, and 12 resort hotels on three continents. Mr. Robinson served as the General Manager of three Disney resorts, including Disneyland Paris’ Newport Bay Club in Marne-La-Valle, France, and assisted in the planning and development of two resort hotels in Tokyo, Japan, working with the Oriental Land Company owners.

As the Senior Vice President of Operations at Walt Disney World, Mr. Robinson was responsible for the operation of four theme parks, three water parks, 30,000 hotel rooms, over 200 restaurants (including QSR, Table Service, Fine Dining, Bars, Lounges and Convention Catering), five golf courses, and Disney’s Wide World of Sports, with aggregate revenues of approximately $4.4 billion and food and beverage sales in excess of $800 million. In 2001, Mr. Robinson moved to Hong Kong, where he served as the Group Managing Director/ Executive Vice President of Hong Kong Disneyland, a joint venture with the government of the Hong Kong SAR. He was responsible for developing, opening, and operating that $4 billion project.

While in Hong Kong, Mr. Robinson served on the boards of directors of Hong Kong International Theme Parks Limited. He currently serves on the Board of Directors of Baha Mar Resorts and is an executive director of the Nassau Paradise Island Promotion Board.

Donald R. Shepherd – Mr. Shepherd has over 51 years of experience in money management and investments. From 1972 until his retirement in 1995, Mr. Shepherd worked for Loomis Sayles & Company, L.P., an investment management firm, where he held the following positions: Vice President – Portfolio Management (1972 – 1981), Managing Partner (1981 – 1990), Executive Vice President (1989 – 1990), Corporate Director (1985 – 1995), Chief Investment Officer (1990 – 1995), Chief Executive Officer (1990 – 1995), and Chairman of the Board (1992 – 1995). Mr. Shepherd, through these positions, acquired extensive experience in corporate leadership, company operations, marketing, investment banking and financial services. Mr. Shepherd earned the

Chartered Financial Analyst designation in 1966 and the Chartered Investment Counselor designation in 1976. He also has previously served on two public company boards following their emergence from bankruptcy: Geneva Steel Holdings Corporation and Seabulk International, Inc.

Mr. Shepherd is currently a member of the San Diego Zoological Society and Scripps Research Institute Investment Committees and several University of Michigan advisory committees. Additionally, he has served as (i) a member of the Investment Committee of the San Diego Hospice, (ii) a board member and Investment Committee Chair of Rancho Coastal Humane Society, and (iii) a trustee of the Scripps Research Institute. Mr. Shepherd received his B.B.A. from the University of Michigan in 1958.

Debra Smithart-Oglesby – Ms. Smithart-Oglesby currently serves as the President of O/S Partners. O/S Partners provides investment capital and consulting services to early-stage start-up companies in the food service and specialty retail. She served as Interim Chief Executive Officer of Denny’s Corporation from June 2010 through January 2011. Prior to joining O/S Partners in 2000, Ms. Smithart-Oglesby served as the Chief Financial Officer for Dekor, Inc., an early-stage retail start-up company in the home improvement/decorating industry. From 1997 to 1999 Ms. Smithart-Oglesby served as the President of Corporate Services and Chief Financial Officer for FirstAmerica Automotive, where she directed all financial, administrative and strategic planning functions for this automotive dealership retailer and consolidator that generated $1.6 billion in revenue. Prior to joining FirstAmerica Automotive, from 1985 to 1997, Ms. Smithart-Oglesby worked at Brinker International, a multi-concept casual dining restaurant company which operates Chili’s Grill & Bar, On the Border Mexican Grill & Cantina, Maggiano’s Little Italy, and Romano’s Macaroni Grill, serving on the board of directors (from 1991 to 1997), as well as serving as Executive Vice President and Chief Financial Officer, where she provided strategic direction and managed the financial and administrative functions for this company with sales of $1.8 billion and more than 800 locations internationally. Ms. Smithart-Oglesby’s early career experience includes audit, controller and accountant positions with companies including Coopers and Lybrand, OKC Liquidating Trust, and New York Merchandise Co.

Ms. Smithart-Oglesby earned a master’s in business administration from Southern Methodist University and has a bachelor’s degree in accounting from the University of Texas at Arlington. She has served on the board of directors for CFO magazine where she currently holds a position on the advisory board. She was previously on the board of directors of Noodles and Company, a quick casual dining restaurant chain, the finance committee for the Susan G. Komen Foundation, the Presbyterian Hospital Resource Board, the Board of the Family Place, and the Advisory Board of the University of Texas at Dallas.

Laysha Ward – As the current president of the Target Foundation, Ms. Ward’s experience and core skills are in communications, branding to enhance corporate strategy, marketing, demographic/segmentation customer relations, and strategic planning. She also leads Target’s volunteerism efforts, encouraging and providing opportunities for more than 350,000 team members, and oversees the company’s domestic and international grant making, community sponsorships, cause marketing initiatives and other civic activities. In 2008, President Bush nominated and the United States Senate confirmed Ms. Ward to serve on the board of directors of the Corporation for National and Community Service, the nation’s largest grant maker for volunteering and service. Later that year, Target promoted Ms. Ward to President of Community Relations and the Target Foundation. Prior to that, in 2003, Ms. Ward became vice president of Community Relations and Target Foundation in, after having joined Target as a director of community relations in 2000. In 1993, Ms. Ward served as Manager of Community Relations for Marshall Field’s, Chicago, where her responsibilities included handling corporate contributions, developing and marketing community initiatives, employee volunteerism, and United Way campaign activities for Illinois, Wisconsin, and Ohio for Field’s stores directly. Ms. Ward began her career in 1991 as a member of the store sales and management team of Marshall Field’s, Chicago. She also worked with community relations, public relations, marketing, advertising, and special events staff throughout the company to enhance its position in the stores’ communities.

Ms. Ward received a Bachelor of Arts degree from Indiana University and a Master’s degree in Social Service Administration, Nonprofit Management and Public Policy from the University of Chicago.

F. Mark Wolfinger – Mr. Wolfinger, as Denny’s Corporation’s Executive Vice President, Chief Administrative Officer and Chief Financial Officer is responsible for the overall financial direction of the Company, including planning and analysis, as well as development and strategic alternative delivery initiatives, Information Technology and Legal. Mr. Wolfinger joined the Company in 2005, bringing a wealth of retail and restaurant experience as well as strategic and financial knowledge that help strengthen the brand and solidify the Company’s capital structure. Mr. Wolfinger previously served as Chief Financial Officer for Danka Business Systems and has held senior financial positions with Hollywood Entertainment, Metromedia Restaurant Group, the Grand Metropolitan PLC and operators of Bennigan’s, Ponderosa Steakhouse and Steak & Ale restaurants. On January 26, 2011, the Board of Directors of Denny’s Corporation appointed Mr. Wolfinger to serve as a director of the Company. Mr. Wolfinger received a Bachelor of Arts degree in Economics and English from Denison University and an MBA in Finance from The Amos Tuck School at Dartmouth College.

Corporate Governance

The Board of Directors has determined that, except as noted immediately below, each current member of the Board is independent under NASDAQ listing standards. Messrs. Miller and Wolfinger, as executive officers of the Company, are not deemed to be independent. Additionally, although Ms. Smithart-Oglesby currently qualifies as an independent director under applicable NASDAQ listing standards, as a result of her service as Interim Chief Executive Officer for the Company from June, 2010 to January, 2011, and specifically as a result of her certification of financial statements for the Company during this time, Ms. Smithart-Oglesby is not currently eligible for service on the Company’s Audit Committee.

There are three standing committees of the Board: the Audit and Finance Committee, the Compensation and Incentives Committee, and the Corporate Governance and Nominating Committee. Each committee consists solely of independent directors as defined by NASDAQ listing standards applicable to each committee. The Audit and Finance Committee currently consists of Messrs. Marks, Neeb, Robinson and Shepherd, with Mr. Marks serving as chair. The Compensation and Incentives Committee is currently comprised of Ms. Lauderback and Messrs. Dedrick, Neeb, and Shepherd, with Mr. Dedrick serving as chair. Mss. Lauderback and Ward and Messrs. Marks and Robinson currently make up the Corporate Governance and Nominating Committee, with Ms. Lauderback serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year. For a description of our code of ethics, see the “Code of Ethics” section elsewhere in this Proxy Statement.

Set forth below is information regarding each committee.

Audit and Finance Committee

Summary of Responsibilities. The Audit and Finance Committee (the “Audit Committee”), which held nine (9) meetings in 2010, has been established by the Board to assist the Board in fulfilling its responsibilities toward stockholders, potential stockholders and the investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s primary responsibilities include overseeing (i) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (ii) the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, (iii) the appropriateness of the Company’s accounting policies, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s risk assessment and management practices, and (vi) the Company’s finance activities, while providing and maintaining an avenue of communication among the Audit Committee, the independent auditors, internal auditors, management and the Board. For a complete description of the Audit Committee’s powers, duties and responsibilities, see the charter of the Audit Committee available to stockholders on the Company’s website at www.dennys.com.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards.

Audit Committee Financial Experts. The Board has determined that at least three Board members currently serving on the Audit Committee, Robert E. Marks, Louis P. Neeb and Donald R. Shepherd are Audit Committee Financial Experts, as that term is defined by the Securities Exchange Commission, based upon their respective business experience and educational backgrounds. Mr. Neeb has more than 35 years of corporate leadership experience as an executive officer and board chair for various public and private enterprises evaluating and analyzing financial statements (of the same or greater complexity as the Company’s). Mr. Marks has experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) during his more than 20 years of work in private equity investments, serving more than 15 different industries. Mr. Shepherd’s experience includes over 37 years in the investment management business during which time he served as a Chief Executive Officer and Chief Financial Analyst (CFA) and was responsible for analyzing and evaluating public company financial statements (of the same or greater complexity as the Company’s).

Audit Committee Report. A formal written charter was originally adopted by the Audit Committee on March 14, 2000, and subsequently approved and adopted by the Board on May 24, 2000. Thereafter it has been amended and restated on November 12, 2003, August 25, 2006, October 29, 2007 and January 27, 2010. The Audit Committee fulfilled its responsibilities under and remained in compliance with the charter during the fiscal year ended December 29, 2010.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm.

•

The Audit Committee has discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

•

The Audit Committee has received the written disclosure and the letter from KPMG, required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

•

Based on and pursuant to the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2010 for filing with the SEC.

Audit and Finance Committee

Robert E. Marks, Chairman

Louis P. Neeb

Donald C. Robinson

Donald R. Shepherd

Compensation and Incentives Committee

Summary of Responsibilities. The Compensation and Incentives Committee (the “Compensation Committee”), which held eleven (11) meetings in 2010, is responsible for (i) overseeing the Company’s overall compensation program and philosophy, (ii) reviewing and approving the compensation of the Chief Executive Officer and senior management of the Company, (iii) administering the Company’s short- and long-term incentive plans and other stock or stock-based plans, (iv) overseeing the Company’s executive compensation disclosure and issuing the Compensation Committee’s report as required by the applicable rules and regulations governing the Company’s annual proxy statement, (v) reviewing and making recommendations to the Board regarding director compensation, and (vi) overseeing the Company’s various benefit plans. For a complete description of the Compensation Committee’s power, duties and responsibilities, see the charter of the Compensation Committee which may be found on the Company’s website at www.dennys.com.

Process for Determination of Executive and Director Compensation. Executive compensation is determined by the Compensation Committee pursuant to the authority granted to it by the Board. Director compensation is determined by the Board upon recommendation by the Compensation Committee. The

Compensation Committee has engaged consultant Towers Watson (formerly Towers Perrin) and considered data and analysis prepared by these consultants regarding competitive pay practices among the Company’s peer group and restaurant industry to determine the appropriate level of director and executive officer compensation. Additionally, the Compensation Committee considered the recommendation of the Chief Executive Officer of Denny’s Corporation (the “CEO”) with respect to compensation levels of executive officers other than the CEO.

Also when making compensation decisions, the Compensation Committee annually analyzes tally sheets prepared for each of the named executive officers. These tally sheets were prepared by our human resources department and our compensation consultant. Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance scenarios and termination of employment and change-in-control scenarios.

The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, as well as information about wealth accumulation (discussed in more detail in “Post-Termination Arrangements” in the “Executive Compensation – Compensation Discussion & Analysis” section elsewhere in this Proxy Statement), so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. For additional information regarding the basis for determining executive and director compensation, see the “Executive Compensation – Compensation Discussion and Analysis” section elsewhere in this Proxy Statement.

Compensation Risk Assessment. For 2010, a group of senior management from various departments of the Company, under the direction of the Compensation Committee, completed a process by which an assessment was made of the level and materiality of identified risks associated with the Company’s compensation practices and policies for its employees, which was discussed with the Compensation Committee. Specifically, this group assessed the Company’s incentive plans against a set of indicators that included pay mix, performance metrics, target setting/pay determination and governance/administration. Based on this assessment, the Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse impact on the Company.

Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation Committee during the fiscal year ended December 29, 2010: Gregg R. Dedrick (July to December), Brenda J. Lauderback, Donald R. Shepherd, Donald C. Robinson (January to May) and Louis P. Neeb. None of the members of the Compensation Committee were officers or employees of the Company during 2010 or any time prior thereto. During 2010, none of the members of the Compensation Committee had any relationship, directly or indirectly, with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Board or Compensation Committee.

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement and based on this review and discussion, the Compensation Committee has recommended to the Board that the “Executive Compensation – Compensation Discussion and Analysis” section be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2010 and in this Proxy Statement.

Compensation and Incentives Committee

Gregg R. Dedrick

Brenda J. Lauderback

Louis P. Neeb

Donald R. Shepherd

Corporate Governance and Nominating Committee

Summary of Responsibilities. The responsibilities of the Corporate Governance and Nominating Committee (the “Governance Committee”) which held six (6) meetings in 2010, include (i) developing and recommending to the Board a set of corporate governance standards in the form of the Company’s Corporate Governance Policy for the Company, (ii) maintaining, and monitoring compliance with, the Corporate Governance Policy, (iii) monitoring the process of assessing the effectiveness of the Board and its committees, and (iv) identifying individuals qualified to become Board members and recommending director nominees to the Board for election at the annual meeting of stockholders or when necessary to fill existing vacancies on the Board. Additionally, the Governance Committee is responsible for monitoring and safeguarding the independence of the Board, monitoring and overseeing senior management succession, overseeing director education and reviewing all related party transactions, while monitoring compliance with the Company’s Related Party Transaction Policy and Procedures. All members of this committee are independent within the meaning of NASDAQ listing standards. The Governance Committee has a written charter. For a further description of the Governance Committee’s powers, duties and responsibilities, please refer to the Governance Committee’s charter which may be found on the Company’s website at www.dennys.com.

Corporate Governance Policy and Practice. The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards, that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.

The Company’s Corporate Governance Policy is posted on the Company’s website at www.dennys.com.

Director Nominations Policy and Process. The Governance Committee will consider director-nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons to the Board for consideration as a nominee for election to the Board must send a written notice to the Governance Committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the Governance Committee, a stockholder director-nominee recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting. The Governance Committee did not receive any stockholder director-nominee recommendations by December 15, 2010 (120th day before the first anniversary of the date of release of the 2010 Proxy Statement).

In addition, in accordance with the Company’s Bylaws, stockholders may directly nominate persons for election to the Board of Directors at an annual meeting. Such nominations must be sent by written notice to the Secretary of Denny’s Corporation at the corporate address set forth above and must comply with the applicable timeliness and information requirements of the Company’s Bylaws. Please see the “Other Matters – 2012 Stockholder Proposals” section elsewhere in the Proxy Statement for more information. The Company’s Bylaws were amended on November 12, 2008, to, among other things, clarify and present in greater detail the requirements for stockholders to nominate directors or present other items of business at an annual meeting.

The Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be at least 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Board; and

—	he or she must be fluent in the English language.

Annually, the Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Governance Committee will identify potential nominees for director from (i) the slate of current directors, (ii) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (iii) recommendations from stockholders.

The Governance Committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—

whether the potential nominee has experience and expertise that is relevant to the Company’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—

whether the potential nominee is independent, as defined by NASDAQ or other applicable listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation stockholders;

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of the Company’s business; and

—	how the potential nominee would contribute to diversity, with a view toward the needs of the Board.

The manner in which the Governance Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.

Additionally, with respect to an incumbent director whom the Governance Committee is considering as a potential nominee for re-election, the committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

The Company paid fees to a professional search firm to help identify and evaluate potential nominees for director to present to stockholders for election at the 2010 Annual Meeting.

Board Diversity. The Governance Committee and Board are committed to a diversified membership, with a particular emphasis on individuals who satisfy the factors outlined above and individuals with a wide variety of management, operating, and restaurant experience and skills, in addition to other attributes such as race, gender and national origin. The Governance Committee continues to look for opportunities to develop its diversity initiatives further.

Board Leadership Structure and Risk Oversight

Over the past ten years, the Company has separated the positions of CEO and Board Chair and has appointed an independent Board Chair. During a seven-month period (June 2010 – January 2011), Ms. Smithart-Oglesby, in addition to her role as Board Chair, also held the position of Interim CEO while the Company conducted the hiring process for a permanent CEO. At the conclusion of that seven-month period, and with the hiring of Mr. Miller as the Company’s CEO, the two positions were again separated. Ms. Smithart-Oglesby now serves solely as Board Chair. The Company believes having a separate CEO and Board Chair is an important part of its overall commitment to the highest standards of corporate governance and believes that it allows the Board to effectively develop and oversee its business strategy and monitor risk. The separate positions also allow the Board to freely perform its management oversight function. Additionally, each member of the Board, with the exception of Messrs. Miller and Wolfinger, is independent under the applicable standards. It is the Board’s policy to appoint a Lead Director during any time when the Board Chair position is not held by an independent director. Consequently, during the seven-month period referenced above, Mr. Neeb, as an independent director, was appointed by the Board to serve as the Lead Director. As Lead Director, Mr. Neeb’s responsibilities included (i) regularly meeting (by phone or in person) with the Interim CEO to discuss the financial and operational status of the Company, (ii) staying abreast of Company issues in greater depth than required of other Board members in order to assist, if necessary, during the period of transition of Company leadership, and (iii) leading periodic executive sessions of the independent Board members.

The Board has the ultimate responsibility for risk management. However, the Board has delegated the responsibility of risk assessment and risk management to the Audit Committee. Periodically, with the assistance of management, the Audit Committee undertakes an extensive Company-wide risk assessment. This extensive risk assessment identifies the main strategic, operational and financial risks the Company is facing based on its strategic objectives. The assessment also identifies the steps that management is or should be taking to address and mitigate exposure to such risks, and the Audit Committee will periodically receive reports from management regarding the steps that management is taking to address and mitigate such risks.

Board Meeting Information

During 2010, there were fourteen (14) meetings of the Board. Each director serving on the Board in 2010 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year.

Communications Between Security Holders and Board of Directors

The process for security holders of Denny’s Corporation to send communications to the Board is as follows. Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to the Secretary of Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices, or by e-mail to smelton@dennys.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Board Chair.

Board Member Attendance at Annual Meetings of Stockholders

It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the annual meeting of stockholders attend such meeting except in cases of extraordinary circumstances. All current directors attended last year’s annual meeting of stockholders, with the exception of Gregg R. Dedrick, who was appointed on July 15, 2010 and John C. Miller who was appointed effective February 1, 2011.

Director Compensation

For a description of the compensation of directors, please see “Executive Compensation – Director Compensation Table” elsewhere in this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TEN NOMINEES TO THE BOARD OF DIRECTORS OF DENNY’S CORPORATION.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations adopted by the SEC, and by each national securities exchange, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the year 2011, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.

2010 and 2009 Audit Information

KPMG served as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years December 30, 2009 and December 29, 2010. The fees billed in the fiscal years ended December 30, 2009 and December 29, 2010 for KPMG’s services to the Company were:

	Year ended December 30, 2009	Year ended December 29, 2010
Audit Fees	$590,000	$590,000
Audit-Related Fees	45,000	45,000
Tax Fees	—	5,000
All Other Fees	—	—

Total Fees	$635,000	$640,000

In the above table, in accordance with applicable SEC rules:

•

“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the annual Consolidated Financial Statements included in the Company’s Form 10-K and review of the Condensed Consolidated Financial Statements included in the Company’s Form 10-Qs, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, registration statements, statutory audits and reports on internal controls required by the Sarbanes Oxley Act of 2002;

•

“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm to the Company for any services not included in the first three categories above.

The Audit Committee has considered and determined that the services for which audit-related and tax fees were billed were compatible with KPMG maintaining its independence.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled committee meetings. The Chair will report any such decisions at the committee’s next scheduled meeting. In 2010, the services described above were pre-approved by the Audit Committee pursuant to policy of the Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION AND APPROVAL OF THE SELECTION OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR 2011.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is seeking a non-binding advisory vote from stockholders on the compensation of our named executive officers disclosed in this Proxy Statement. This proposal, commonly referred to as a “say on pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program.

As described in further detail in “Executive Compensation – Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate and retain top quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives.

It is our firm belief that our executive compensation program, with its balance of annual cash incentives designed to reward the achievement of key performance goals set for the year and longer-term equity vehicles designed to reward executives for stock price performance over a longer term, ideally compensates our executives for performance directly linked to stockholder value creation.

In addition, the Board of Directors has enacted a number of policies – including share ownership requirements, incentive clawbacks, the elimination of employment contracts and the elimination of tax gross-ups (except for certain limited gross-ups available to most salaried employees under the Company’s broad-based relocation policy) – which ensure that the Company’s practices are aligned with market-based best practices.

Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of the Proxy Statement and the accompanying compensation tables and related narrative disclosure included in the “Executive Compensation” section of this Proxy Statement for more information regarding our compensation program.

We are asking stockholders to approve the compensation of our named executive officers as disclosed herein by adopting the following advisory resolution at the 2011 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although this vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

ADVISORY VOTE ON FREQUENCY OF

THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires the Company to hold a non-binding, advisory vote of stockholders at least every six years to determine whether advisory votes on executive compensation should be held every one, two or three years. After careful consideration, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur on an annual basis. We believe that say-on-pay votes should be conducted every year so that our stockholders may annually express their views on our executive compensation program. The Compensation Committee, which administers our executive compensation program, values the opinions of our stockholders and will consider the outcome of these votes in making its decisions on executive compensation.

Stockholders have the opportunity when voting to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation. You may cast your vote by choosing the option of every year, two years, three years, or abstain from voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION THAT FUTURE ADVISORY VOTES ON THE EXECUTIVE COMPENSATION OF THE COMPANY BE CONDUCTED EVERY YEAR.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This is an overview and analysis of the compensation objectives and policies for our executive officers and the material compensation decisions we made with respect to such officers for 2010. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this Proxy Statement. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2010:

•	Debra Smithart-Oglesby, our Interim Chief Executive Officer

•	F. Mark Wolfinger, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer

•	Robert Rodriguez, our Executive Vice President, Chief Operating Officer

•	Frances L. Allen, our Executive Vice President, Chief Marketing Officer

•	Nelson J. Marchioli, our former President and Chief Executive Officer

Executive Summary

2010 Performance Highlights. Central to the Company’s compensation philosophy and strategy is the goal of compensating and rewarding our executives for performance that is aligned with value creation for our stockholders. In 2010, the Company’s performance was highlighted by:

¡	The highest number of domestic openings (136 units) in the Company’s history, including 100 Flying J Travel Center conversions, 24 new Company store openings and six university locations.

¡	Significant improvement in guest traffic trends experienced over the second half of 2010.

¡	The refinancing of the Company’s debt to a lower cost, $300 million credit facility and the reduction of outstanding debt by $15 million for the year.

¡	The initiation of a program to repurchase 3 million shares of Company stock by the end of 2011, with approximately 1 million shares repurchased in 2010.

¡	Net income for 2010 of $22.7 million or $0.22 per diluted share.

2010 compensation to our executive officers reflects this performance as further described herein.

Our Pay Governance Reflects Best Practices. Denny’s has been diligent to listen to its stakeholders and to monitor and adopt best practices in pay governance. The following compensation and pay governance practices have been adopted by the Company:

¡	Stock ownership guidelines for the Company’s executive officers and directors,

¡	Compensation clawback policy applicable to the Company’s executive officers and other employees,

¡	The elimination of all employment agreements for executive officers and other employees,

¡	Reduction of severance benefits payable to executive officers, with all executives now covered under one standard executive severance plan,

¡	Anti-hedging policy that prohibits executive officers and directors from engaging in certain transactions such as puts, calls or other derivatives relating to the Company’s securities,

¡	Equity awards to new executives composed primarily of restricted stock units that vest based on stock price increases,

¡

Severance benefits following a change-in-control, including equity awards, have a “double-trigger” provision, which requires both a change in control and a qualifying termination within a specified period following the change in control,

¡	No special retirement benefits for executive officers other than participation in a 401(k) plan or nonqualified deferred compensation plan on the same basis as other employees,

¡	Elimination of all tax gross-ups, except for certain limited gross-ups available to most salaried employees pursuant to the Company’s broad-based relocation program,

¡	Reduction of maximum payout for long-term incentive awards from 200% to 150%, and

¡	A prohibition against the repricing or exchange of underwater stock options and stock appreciation rights without stockholder approval.

Compensation Objective and Design

The Compensation Committee has developed compensation programs for the Company’s executive officers with guidance and analysis from their consultant, Towers Watson. The overall design objective of our compensation program is to attract, motivate and retain top quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives. When evaluating and designing compensation programs, the Committee reviews market survey data, proxy information from our restaurant peer group, and industry compensation practices.

The Company’s reward strategy is designed to be integrated across different timeframes, performance metrics and types of payout. Its goal is to reward executives for the achievement of performance goals that are directly linked to stockholder value creation. Our annual cash incentives are designed to reward the achievement of key Company performance targets set for the year. Longer-term equity vehicles such as performance shares and target performance cash awards reward executives for stock price performance relative to the Peer Group over a three-year period and are settled in stock (performance shares) and cash (target performance cash awards). The Company also uses stock options, which have a ten-year life and reward executives for long-term stock price growth.

In 2010, we provided executive officers with a compensation package that included the following elements: (i) base salary, (ii) annual cash incentive bonus opportunities, (iii) long-term incentives, and (iv) benefits and perquisites. Each of these compensation elements is described and analyzed in further detail in the table below and the narrative that follows:

Compensation Element	Description	Objectives/Performance Linkage	Performance Time Horizon

Base Salary	Fixed portion of cash compensation	Provide compensation for day-to-day responsibilities that competitively reward day-to-day performance	Salary levels are dependant upon sustained individual performance over long time periods

Annual Cash Incentives (Bonus)	Cash payments dependent upon internal measures of Company performance	Provides incentive to achieve key annual performance goals critical to the Company’s overall success	Payouts are dependant upon annual performance

Long-Term Incentive Compensation

•    Performance shares and target performance cash awards which vest based on the Company’s total shareholder return (TSR) vs. peer companies

•    Stock options whose value is dependent upon stock price growth from the date of grant

		Provides direct linkage to the long-term success of the Company (as measured by stock price) and encourages retention of key leadership talent	Performance grants and options vest over a 3-year period; options have a 10- year life, providing a true long-term link to stock price performance

Benefits and Perquisites	Retirement, health and other benefits designed to provide financial safeguards to executives; perquisites such as telecom allowances that have a direct business use

Provide health care and financial security benefits to our executive officers similar to those provided to all our management employees; allow executives to focus on company business; provide market competitive package to recruit and retain executive talent

Most benefits are provided to all salaried employees on essentially the same terms, so there is no direct performance linkage

Discretionary Bonuses and Awards	Typically paid in cash or restricted stock units (RSUs) to recognize individual performance	Reward extraordinary performance and attract top executive talent while retaining executives through long-term vesting and potential wealth accumulation	Immediate recognition of discretionary efforts leading to tangible and significant company outcomes

Use of Market Data and Peer Groups

To assist in evaluating and determining competitive levels of compensation for the various elements of pay, the Compensation Committee relied in 2010 upon various sources of data which included:

•

Competitive compensation market analysis of published surveys from the Chain Restaurant Compensation Association (covering the chain restaurant industry) and Towers Watson U.S. CDB General Industry Executive Database, which provide aggregated information on base salary, total cash (base salary and bonus), and total direct compensation (base salary, bonus and long-term incentives) for each benchmark executive position.

•	Additional data on long-term incentive opportunities in the hospitality, restaurant and retail industries, for a general understanding of current compensation practices.

•

Proxy data collected and analyzed from a peer group of 20 restaurant companies operating in the family dining, casual and quick service segments. This restaurant peer group consisted of the following companies:

Bob Evans Farms, Inc.	Darden Restaurants, Inc.	Red Robin Gourmet Burgers, Inc.
Brinker International, Inc.	DineEquity, Inc.	Ruby Tuesday, Inc.
Buffalo Wild Wings, Inc.	Domino’s Pizza, Inc.	Sonic Corporation
Burger King Holdings, Inc.	Jack in the Box, Inc.	Steak & Shake
California Pizza Kitchen, Inc.	O’Charley’s, Inc.	(Biglari Holdings, Inc.)
CKE Restaurants, Inc.	Panera Bread Company	Texas Roadhouse, Inc.
Cracker Barrel Old Country Store, Inc.	Papa John’s International, Inc.	Wendy’s/Arby’s Group, Inc.

•

The peer group above includes public restaurant companies which are similar to the Company in terms of revenue, system-wide sales, geographic coverage, and mix of franchised and corporate-owned stores. The Committee believes that this peer group presents an accurate picture of industry practices. We use data from the peer group to assess market practices for executive pay, the use and mix of pay devices, and perquisites and benefits.

The Company strives to provide pay opportunities (e.g., base salary, target bonus and long-term incentive awards) that are at approximately the competitive median (i.e., the size-adjusted 50th percentile) of our restaurant peer group. Company incentive plans are designed to have significant differentiation in payouts based on performance. As a result, actual compensation payouts are intended to be market-appropriate given our performance for the applicable year or period. The Compensation Committee annually analyzes tally sheets for each executive officer (as further described in the “Compensation Committee” section elsewhere in this Proxy Statement). This review helps ensure that executive compensation decisions are aligned with stockholder interests, that termination provisions are appropriate and aligned with market practices, and that the value of executive share holdings and unvested incentives track changes in stockholder value.

Base Salary

How Amounts are Determined. In general, the Compensation Committee considers a variety of factors when setting base salaries for executive officers, including market salary information, experience and tenure with the Company, individual performance and internal pay equity. The Compensation Committee annually reviews the performance of executive officers and scope of responsibility to determine whether adjustments to base salaries are appropriate in light of individual and Company performance, as well as overall market conditions and proxy peer data.

No Salary Adjustments for 2009 and 2010. In November 2008, the Compensation Committee, in response to the economic downturn and its potential impact on the Company, determined that there would be no annual salary increases for Company employees, including the Company’s executive officers, for 2009. A similar year-end review of base salaries and individual and Company performance at the end of 2009 resulted in no adjustments to the base salaries of executive officers for 2010.

The base salaries of Frances Allen and Robert Rodriguez, each a named executive officer hired during the second half of 2010, were negotiated in connection with the hiring process, based on competitive market data and the Company’s desire to attract top executive talent to fill key leadership positions, as well as internal pay equity.

Annual Cash Incentives

2010 Corporate Incentive Plan for Nelson Marchioli and Mark Wolfinger

Overview. Prior to the beginning of the 2010 fiscal year, the Compensation Committee adopted the Denny’s 2010 Corporate Incentive Program (the “2010 CIP”), which provides our non-field management and staff, including our executive officers, with an opportunity to earn an annual cash bonus based on the Company’s achievement of specified performance objectives and individual performance ratings. The performance goals originally established under the 2010 CIP were based on positive Same-Store Sales and Adjusted Income Before Taxes, the same two performance metrics that were used for the 2009 annual bonus program.

Nelson Marchioli and Mark Wolfinger were our only executive officers serving at the time the 2010 CIP was adopted, and, with Mr. Marchioli’s departure from the Company in June 2010, Mr. Wolfinger was the only named executive officer eligible to receive a payout under the 2010 CIP. Ms. Smithart-Oglesby, who served as interim CEO from June 8, 2010 until January 31, 2011, also did not participate in the 2010 Corporate Incentive Plan. Her pay package, including her 2010 bonus opportunity, is described in detail in the section titled “2010 Interim CEO Compensation” below. The 2010 incentive opportunities for Frances Allen and Robert Rodriguez, who were each hired during the second half of 2010, are described separately below.

Target Incentive Opportunities. Under the 2010 CIP, a participant was eligible to earn a target incentive award (“Target Award”) equal to a percentage of his or her base salary, with the percentage varying depending on the participant’s position. Target Awards were determined for participants based upon a review of competitive market practices, including comparisons of the participant’s incentive level with published survey data and proxy information from our restaurant peer group. The Target Award for Mr. Marchioli was $780,000, or 100% of his base salary; and the Target Award for Mr. Wolfinger, was $367,500, or 75% of his base salary.

Performance Goals for 2010 Incentives. As originally adopted, payouts under the 2010 CIP would be earned by participants based on the Company’s achievement of pre-established goals under two performance criteria: (i) Same-Store Sales; and (ii) Adjusted Income Before Taxes. The amount of actual bonus earned could range from 0% of the Target Award, if certain threshold goals are not met, to a maximum of 150% of the Target Award, if targeted goals are exceeded. In addition, participants’ individual performance ratings impact the amount, resulting in a possible incentive range from 0% to 172.5% of a participant’s Target Award. For example, an employee with a sub-par performance rating would receive no payout, whereas a superior performance rating could earn up to 172.5% of a participant’s target award if the Company meets or exceeds the maximum performance range for all performance goals. The performance goals and the associated payouts for 2010 were as follows:

	At Threshold		At Target		At Maximum
	Performance Goal	Payout(1)	Performance Goal	Payout(1)	Performance Goal	Payout(1)
Same-Store Sales(2)	n.a.	None	+0.1%	75%	+6.0%	112.5%
Adjusted Income Before Taxes(3)	$23.0m	12.5%	$27.0m	25%	$40.0m	37.5%

(1)	As a percentage of a participant’s Target Award.
(2)	There was no payout for Same-Store Sales if actual performance fell below target performance.
(3)	Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated by adjusting net income to exclude the impact of income taxes, operating gains and losses, non-operating income and share-based compensation.

Supplemental Incentive Opportunity for 2010 CIP Participants. During the first half of 2010, the Company’s Board of Directors undertook a review of the Company’s strategic direction. As a result of that review, the Company instituted several significant changes to Company operations in the middle of 2010 under a 100-day strategic initiative. The changes included Mr. Marchioli’s departure, a renewed emphasis on guest counts and customer transactions, and the rollout of our $2-4-6-8 value menu. In connection with this new strategic initiative, the Board determined that the Same-Store Sales metric used under the 2010 CIP was no longer the most appropriate overall indicator of the Company’s performance. As a result, in light of the Company’s shift in strategic focus, the Compensation Committee decided that it would be appropriate to provide the 2010 CIP participants, including Mark Wolfinger, with an opportunity to earn a partial annual incentive based primarily on improvement in guest traffic during the second half of 2010, together with a holistic review of overall Company performance during such period. This incentive opportunity was in lieu of the opportunity to earn an incentive based on the Same-Store Sales metric.

The maximum amount that could be earned under this supplemental incentive opportunity was set at 25% of the amount that originally could be earned under the 2010 CIP for achieving target performance under the Same-Store Sales metric (or 18.75% of the Target Award).

2010 Performance Results. Based upon actual 2010 performance results, (i) the target performance goal relating to adjusted income before taxes was slightly exceeded, resulting in a payout of 25.25% of each participant’s total Target Award, and (ii) the target performance goal relating to improvement in guest traffic during the second half of 2010 was achieved, resulting in a payout of 18.75% of each individual’s total Target Award. With respect to Mr. Wolfinger, the only executive officer eligible to receive a payout under the 2010 CIP, the Compensation Committee’s decision as to his 2010 annual incentive payment was not automatic or formulaic, but instead was based on a subjective review of the Company’s success in executing key strategic changes implemented during 2010, including the improvement in guest traffic during the second half of 2010, and based further on Mr. Wolfinger’s individual performance and accomplishments in 2010. Considering these factors together, the Compensation Committee approved an incentive award for Mr. Wolfinger equal to 50.6% of his Target Award, or $185,955, based on the following:

Performance Metric	Payout as a Percentage of Target Bonus	Basis/Rationale

Adjusted Income Before Taxes	25.25%	Amount earned based on actual results under original 2010 CIP performance metric.

Improvement in Guest Traffic	18.75%	Amount earned based on improvement in guest traffic, which was identified and communicated as a critical performance metric for the 2nd half of 2010; reflects the successful implementation of key strategic changes and initiatives implemented mid-year.

Individual Performance Rating	6.6%

Discretionary adjustment based on individual performance rating. Specifically, Mr. Wolfinger:

¡  Was key driver of successful menu pricing strategy and other mid-year strategic initiatives,

¡  Played critical role in managing CEO transition and recruitment of new CMO and COO,

¡  Led negotiations, structuring and execution of Flying J restaurant deal

The Committee believes that Mr. Wolfinger’s performance in the face of a variety of challenges before the Company in 2010 was extraordinary, and resulted in increased stockholder value as Denny’s achieved significant sales and traffic trend improvements in the second half of the year, as measured against budget, historic trends and industry trends.

2010 Incentive Opportunities for New Executive Officers

Frances Allen. The Company hired Frances Allen, effective July 21, 2010, to serve as the Company’s Executive Vice President and Chief Marketing Officer. For 2010, Ms. Allen was awarded an opportunity to earn a target incentive award equal to 75% of her base salary, prorated for the portion of 2010 for which she was employed by the Company. Ms. Allen could earn a payout of her incentive award based on her achievement in 2010 of the following individual performance objectives:

•	Develop and introduce new marketing and brand positioning strategy,

•	Deliver a plan and build consensus for implementation of new brand positioning,

•	Improve efficiency and effectiveness of fourth quarter marketing plan, and

•	Assess marketing structure and identify areas for improvements.

Based on a subjective and qualitative review and assessment of Ms. Allen’s performance in 2010, the Compensation Committee determined that she had successfully completed each of her individual performance objectives. Based on this assessment, the Compensation Committee approved an incentive award payout of $133,516 for Ms. Allen, which represents 100% of her target opportunity, pro rated for the portion of 2010 for which she was employed by the Company.

Robert Rodriguez. The Company hired Robert Rodriguez, effective September 8, 2010, to serve as the Company’s Executive Vice President and Chief Operating Officer. For 2010, Mr. Rodriguez was awarded an opportunity to earn a target incentive award equal to 75% of his base salary, prorated for the portion of 2010 for which he was employed by the Company. Mr. Rodriguez could earn a payout of his incentive award based on his achievement in 2010 of the following individual performance objectives:

•	Increase Company sales and profits from date of hire to year-end,

•	Increase franchisee participation in marketing co-ops for 2011,

•	Complete an annual and long-term operating strategic plan with quantifiable objectives, and

•	Meet with all key Company franchisees and refine strategic plan for operations taking into account franchisee input.

Based on a subjective and qualitative review and assessment of Mr. Rodriguez’s performance in 2010, the Compensation Committee determined that he had successfully completed each of his individual performance objectives. Based on this assessment, the Compensation Committee approved an incentive award payout of $98,953 for Mr. Rodriguez, which represents 100% of his target opportunity, pro-rated for the portion of 2010 for which he was employed by the Company.

Long-Term Incentive Compensation

In General. A key component of the total compensation package of our executive officers is a long-term equity incentive program that is designed to meet the following objectives:

(i)	Reward long-term Company profitability and growth,

(ii)	Promote increased stockholder value and align our executives’ interests with the interests of our stockholders,

(iii)	Offer competitive awards aligned with market practice,

(iv)	Promote stock ownership among executives,

(v)	Encourage a long-term perspective among executive officers, and

(vi)	Provide an incentive for executives to remain with the Company.

In 2009, the Compensation Committee approved a new long-term incentive structure that supports the Company’s strategic business goals, aligns with the interests of stockholders, and improves the competitiveness of the Company’s total executive compensation package. The Long-Term Incentive “LTI” plan design, which was generally unchanged for 2010, consists of stock options, as well as performance shares and target performance cash awards, which are awarded to participants under the “Denny’s Long-Term Performance Incentive Program” or “2010 LTPIP”. The “Grants of Plan Based Awards Table” presents all equity awards made to the named executive officers in 2010.

Fiscal Year 2010 Long-Term Incentive Grants. The Compensation Committee intends to make LTI grants to all eligible Denny’s employees, including named executive officers in the first quarter of each fiscal year, generally at the first Compensation Committee meeting of each fiscal year. The annual LTI grants made at the beginning of 2010 to Company executives and employees were composed of three different devices—performance shares, target performance cash awards and stock options. These three devices provide incentive for mid-term and long-term stockholder value creation in excess of peer company results, encourage executive retention, and promote stock ownership, while balancing share dilution and cash expenses.

Nelson Marchioli, our CEO at the time these grants were made, did not receive any LTI grants in 2010. Mark Wolfinger, our CFO, is the only named executive officer who participated in the fiscal year 2010 LTI grants (see the section below on “New Hire LTI Awards” for a discussion of grants made to other named executive officers).

Performance shares and target performance cash awards. Approximately half (by value) of the 2010 annual LTI awards was composed of performance shares and target performance cash awards (each equaling approximately 25% of the total value of the total LTI opportunity). The performance shares and target performance cash awards have value to the extent that the Company’s Total Shareholder Return (“TSR”) over a three-year period equals or exceeds peer companies’ TSR performance, with no payout at all if relative TSR performance is below a threshold amount.

Under the program, participants were awarded a target number of performance shares and target performance cash awards. Payouts will be between 0% and 150% of the target based on the Company’s Total Shareholder Return ranking relative to the Company’s peer group (listed previously) over the three-year performance period which consists of the Company’s fiscal years 2010, 2011 and 2012 and begins December 31, 2009 and ends December 26, 2012. The performance shares and target performance cash awards will be earned and vested at the end of the performance period based on TSR performance. The performance shares convert to and are settled in shares of Denny’s stock on a one-for-one basis. The target performance cash awards are settled in cash. TSR, which combines share price appreciation and dividends paid to show a total return to the stockholder, will be calculated as follows:

TSR = (ending stock price – beginning stock price + reinvested dividends) / beginning stock price

Denny’s TSR performance ranking compared to its Peer Group determines the payout level as shown below:

	Denny’s TSR Performance Ranking vs. Peers	Payout as a % of Target(1)
Below Threshold	<25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	150%

(1)	Payouts are interpolated between payout levels.

Stock options. The other half (by value) of the 2010 annual LTI awards was composed of stock options, which reward the recipient only if, and to the extent that, the Company’s stock price increases from the date of grant. These options were granted with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant. Options remain outstanding for up to ten years from grant and vest in three equal annual installments beginning one year from the date of grant. Options provide the most direct link to absolute stockholder returns and, due to their 10-year term, provide a longer-term focus than other pay elements.

When determining the 2010 annual LTI awards, the Compensation Committee reviewed two sets of market data to determine competitive levels: (1) Towers Watson U.S. CDB General Industry Executive Database, and (2) restaurant peer group proxy data. The Compensation Committee strives to grant LTI awards with an expected fair value at grant approximately equal to market median practices for the Peer Group and similarly-sized general industry companies. In both 2009 and 2010, however, the Compensation Committee approved LTI awards well below market median practices (and the Compensation Committee’s pay philosophy) due to the Compensation Committee’s desire to reduce share usage and compensation costs. For most continuing LTI plan participants, the number of shares granted in 2010 was the same as in 2009. As noted previously, Mr. Marchioli, our CEO at the time, did not receive any equity awards in 2010.

New Hire LTI Awards. In connection with the hiring of Robert Rodriguez and Frances Allen, the Company made one-time LTI awards both to induce these individuals to join the Company and to provide an appropriate LTI incentive for the portion of 2010 that they were employed by the Company (because these two individuals were not employed at the beginning of the year, they did not participate in the 2010 LTI grants described above).

These one-time LTI awards provide a strong alignment with stockholder interests and are consistent with market best practices. They consist of stock options and price-vesting restricted stock units, as shown in the table below. The stock options vest ratably over three years from the date of grant and expire 10 years from the date of grant. The price-vesting restricted stock units vest in four equal installments, with one-quarter of the award vesting upon attainment of the following stock prices: $4.00, $4.50, $5.00 and $5.50 (each stock price must be attained for 20 consecutive trading days). The restricted stock units convert into common shares of Company stock on a 1:1 basis upon vesting. Any unvested restricted stock units will be forfeited five years from the executive’s start of employment.

Executive	Award Type	Number of Options or Shares	Grant Date Fair Value of Award

Robert Rodriguez	Stock options	100,000	$160,890
	Price-vesting restricted stock units	250,000	$543,750

Frances Allen	Stock options	100,000	$160,890
	Price-vesting restricted stock units	200,000	$418,000

Benefits and Perquisites

In General. Company executives are eligible to participate on the same basis as other salaried employees in health and welfare plans, qualified retirement and savings plans, and other benefit plans intended to provide a financial safety net of coverage for various significant life events, such as death, disability and retirement. Along with other members of the management team, the named executive officers also participate in a non-qualified savings plan intended to allow them to contribute to a retirement plan without regard to IRS limits on the amount of earned compensation that can be voluntarily deferred into a 401k retirement plan. The named executive officers also receive certain perquisites including telecommunication allowances, car allowances and reimbursement for executive physicals. These perquisites serve a business purpose, are limited in value and are consistent with those of restaurant and other companies of similar size.

Retirement and Savings Plans

Deferred Compensation Plan/401(k) Plan. Generally, all employees are eligible to participate in the Company’s 401(k) Plan, but due to IRS limits, most executives are not eligible to receive the Company’s matching contribution of up to three percent of compensation under the 401(k) Plan. Therefore, a non-qualified deferred compensation plan is offered to certain management level employees, including the named executive officers, to provide retirement benefits similar to those available to other Denny’s employees. The deferred compensation plan lets participants: (i) defer up to 50% of salary and 100% of annual incentive bonus on a pre-tax basis, and (ii) receive a Company match up to three percent, which is the same match offered to all employees in the Company’s 401(k) plan.

2010 Interim CEO Compensation

Debra Smithart-Oglesby, our Board Chair, served as the Company’s Interim CEO from June 8, 2010 until January 31, 2011, when John C. Miller was hired as CEO. Ms. Smithart-Oglesby continued to serve as an executive of the Company for the month of February, in order to assist in Mr. Miller’s transition. While serving as interim CEO and an executive of the Company, Ms. Smithart-Oglesby continued to receive her Board pay. In addition to her regular Board pay, Ms. Smithart-Oglesby received the following pay elements for taking on the responsibilities and duties of serving as Interim CEO and for serving in a full-time executive capacity when assisting in Mr. Miller’s transition:

Base salary: Ms. Smithart-Oglesby was paid $50,000 per month of executive service.

Incentive opportunity: Ms. Smithart-Oglesby was eligible for a discretionary bonus of $25,000 per month of executive service, with the final payout to be determined by the Compensation Committee. For fiscal 2010, the Compensation Committee decided that the Company’s performance and Ms. Smithart-Oglesby’s role in guiding the Company during a turbulent period merited a full payout of this incentive. The factors the Compensation Committee considered when making the decision to pay this incentive included:

•

The Company’s significantly improved financial performance in the second half of 2010, following her placement into the interim CEO role, as measured by guest traffic, system-wide sales trends and the Company’s net income of $22.7 million for the full year,

•	Significantly improved franchisee relations,

•	Ms. Smithart-Oglesby’s efforts to successfully refinance the Company’s debt, including a reduction of total debt by $15 million, and

•	The significant number of new restaurant openings in 2010 (136 units), including expanding the Denny’s brand to non-traditional locations such as universities.

One-time restricted stock unit award: 17,731 restricted stock units, having a grant date value of $50,000, were awarded to her on June 10, 2010. This award vests and converts to shares of Common Stock one year from the date of grant, as long as she continues to serve as a Board director.

Other compensation elements: Consistent with other executives, Ms. Smithart-Oglesby received a vehicle allowance of $1,100 per month and a telecom allowance of $162.50 per month. She also received a housing reimbursement of $1,515 per month, to cover her temporary living expenses in Spartanburg, SC. Ms. Smithart-Oglesby did not receive any other benefits while serving in an executive capacity.

The Compensation Committee believes that the compensation and other arrangements paid to Ms. Smithart-Oglesby during this time were reasonable and appropriate.

New CEO Compensation

John C. Miller joined Denny’s on February 1, 2011 as CEO and President. The Compensation Committee believes that Mr. Miller’s pay level is reasonable and appropriate, and that the terms of his employment are consistent with market best practices. His compensation package consists of the following pay elements:

Base salary and annual target incentive: Mr. Miller’s annual base salary is set at $550,000 and his target annual incentive is 100% of base salary. Like all executives of Denny’s, his salary and target bonus will be periodically reviewed and may be adjusted by the Compensation Committee at their discretion. He is not guaranteed any future increases in base salary or target incentive.

Signing award: Mr. Miller received a cash signing award of $250,000. Mr. Miller will forfeit this award if he is terminated for cause or voluntarily leaves the Company within the first year of his employment; further, he will forfeit a pro-rata portion of this award if he is terminated for cause or voluntarily leaves the Company within the second or third years of his employment.

2011 long-term incentive awards: Mr. Miller received a long-term incentive award on February 1, 2011, the details of which are reflected in the table below.

Award device	Key Terms of Award	Number of Options, Shares or Units Granted	Grant Date Fair Value of Award

Stock options	Vest ratably over 3 years, 10 year term	200,000	$396,000

Price-vesting Restricted Stock Units (RSUs)	Vest based on achievement of stock price goals: 25% of the award vests upon attainment of each of the following prices: $5.00, $5.50, $6.00 and $6.50(1)	200,000	$658,500

Performance shares	Vest three years from grant based on relative TSR performance vs. peer group	50,000 (target)	$231,500

Total			$1,286,000

(1)	Each of the stock price goals must be maintained for at least 20 consecutive trading days for the RSUs to vest.

The stock options and performance shares granted to Mr. Miller carry the same vesting and performance conditions and goals as the grants made to all other LTI award participants. The performance shares are vested at the end of a three-year performance cycle based on the Company’s Total Shareholder Return (TSR) as compared to a company peer group. Between 0% and 150% of the targeted number of shares may vest based on this relative TSR performance metric.

Termination and severance payments: Like other executives, Mr. Miller participates in the Company’s Executive Severance Pay Plan. Under this Severance Plan, Mr. Miller is not eligible for any severance benefits or the vesting of any outstanding incentive awards unless he is terminated without cause or terminated for good reason. He is not eligible for any tax gross-ups related to benefits, perquisites or severance payments. This plan is described in more detail in the section titled “Post Termination Payments” below.

Other terms and conditions: Like all other Denny’s employees, Mr. Miller does not have an employment agreement. He participates in the same benefit and perquisite programs available to all other eligible executives, including the Company’s Deferred Compensation Plan. Mr. Miller is subject to the Company’s share ownership, share hedging and clawback policies. His share ownership target is 3 times his base salary.

Post-Termination Payments

In General, All of our executive officers participate in the Denny’s Corporation Executive Severance Pay Plan (the “Severance Plan”). The Severance Plan was adopted in January 2008 to provide severance payments and benefits to our executive officers in a consistent manner. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items, salary continuation and health benefits for 12 months. Under the Severance Plan’s change in control provisions, a participant is entitled to an enhanced severance payment plus health benefits for 24 months. Two events must take place – a change in control of the Company and a qualifying associated termination – before a participant is entitled to these benefits. Under the Severance Plan, no benefits are payable following a termination for cause or voluntary termination (resignation). Potential benefits under the Severance Plan for Mr. Wolfinger, Mr. Rodriguez and Ms. Allen are discussed further under the section entitled “Summary of Termination Payments and Benefits” later in this Proxy Statement.

Why the Company Uses the Element. We provide involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, we provide enhanced benefits in the event of a change in control to protect against disruption during change in control activities.

Post-Termination Payments in 2010. Effective June 30, 2010, Nelson Marchioli separated from the Company. On July 23, 2010, the Company received notice from Mr. Marchioli that he had elected to arbitrate issues with respect to the settlement of any outstanding obligations related to his employment. On November 2, 2010, the Company settled all outstanding obligations with Mr. Marchioli. Pursuant to the terms of the Settlement Agreement, Mr. Marchioli received: (i) a lump sum from the Company in the amount of $2,250,000, (ii) performance-based incentive awards and outstanding stock option awards held by Mr. Marchioli, as of his departure from the Company, generally subject to the terms and conditions set forth in his May 1, 2009 employment agreement, as if Mr. Marchioli’s termination of employment was under circumstances constituting a “Termination without Cause” under the employment agreement, and (iii) any and all of Mr. Marchioli’s previously deferred compensation, together with any accrued interest or earnings valued as of December 31, 2010. The Settlement Agreement also contained mutual releases between the Company and Mr. Marchioli and confirmed his resignation from the Board of Directors of Denny’s Corporation effective as of June 30, 2010.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based” compensation. The 2010 CIP and the 2010 LTPIP were designed to meet the requirements of Section 162(m) and be fully deductible by the Company. The Compensation Committee intends to maximize deductibility of executive compensation while retaining some discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent.

Compensation and Corporate Governance Best Practices

Share Ownership Guidelines. The Company has adopted stock ownership guidelines for its directors and executive officers. The guidelines require that ownership levels for directors and executive officers shall be fixed share amounts equal to:

(i)	for directors and CEO – 3 X annual cash board retainer/base salary;

(ii)	for executive officers – 2 X base salary.

The fixed share amount shall be determined based upon the closing price of the Company’s stock as of the effective date of these guidelines (January 25, 2011), or in the case of a newly hired or appointed executive officer or director, his/her starting date, whichever is applicable. Directors and executive officers have 3 years from the later of the effective date of the guidelines or an individual’s start date, whichever is applicable, to acquire the designated amounts. Any executive or director who has not obtained the required level by the required time period will not be permitted to sell Company stock until the required level is obtained and maintained.

Compensation Clawback Policy. The Company has adopted a compensation clawback policy for named executive officers and certain other senior officers that provides for the recoupment by the Company under certain circumstances of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than salary. In the event of a restatement of the Company’s previously issued financial statements as a result of an error, omission, fraud or non-compliance with financial reporting requirements (but not including any restatement or adjustment due to a change in applicable accounting principles, rules or interpretations), or a determination by the Compensation Committee that a material error was made in computing the amount of any incentive compensation, the Compensation Committee has discretion to direct the Company to recover from one or more current or former employees the incremental incentive compensation in excess of the incentive compensation that would have been earned, paid or vested based on the related or adjusted financial results.

Anti-Hedging Policy. The Company has adopted a policy that prohibits executive officers and directors from engaging in transactions in puts, calls or other derivatives relating to Company securities on an exchange or any other organized market. The policy also prohibits executive officers and directors from engaging in certain forms of hedging or monetization transactions with respect to Company stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds.

No Repricings without Stockholder Approval. The Company’s 2004 Omnibus Incentive Plan and 2008 Omnibus Incentive Plan expressly prohibit, directly and indirectly, the repricing or exchange of underwater stock options and stock appreciation rights without stockholder approval.

Summary Compensation Table

The following Summary Compensation Table sets forth, for the Company’s last three completed fiscal years, the compensation paid to or earned by the Company’s named executive officers.

Name and Principal Position	Year	Salary		Bonus		Stock Awards		Option Awards (16)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Debra Smithart-Oglesby Interim Chief Executive Officer(1)	2010	$335,484		$175,000	(6)	$105,499	(9)	$—	$—		$108,471	(21)	$724,454

F. Mark Wolfinger	2010	490,000		25,000	(7)	91,460	(10)	182,160	185,955	(17)	35,039	(21)	1,009,614
Executive Vice	2009	490,000		—		62,008	(11)(12)	122,654	336,313	(18)	38,556	(22)	1,049,531	(12)
President, Chief Administrative Officer, and Chief Financial Officer	2008	505,462	(5)	—		414,284	(13)	145,425	292,800	(19)	36,868	(23)	1,394,839

Frances L. Allen	2010	170,769		100,000	(8)	418,000	(14)	160,890	133,516	(17)	76,253	(21)	1,059,428
Executive Vice President and Chief Marketing Officer(2)

Robert Rodriguez	2010	124,231		100,000	(8)	543,750	(15)	160,890	98,953	(17)	4,412	(21)	1,032,236
Executive Vice President and Chief Operating Officer(3)

Nelson J. Marchioli	2010	405,000		—		—		—	48,204	(18)	2,330,804	(21)	2,784,008
Former President and	2009	780,000		—		170,568	(11)(12)	337,036	585,000	(19)	54,150	(22)	1,926,754	(12)
Chief Executive Officer(4)	2008	810,000	(5)	—		824,456	(13)	414,451	468,000	(20)	52,050	(23)	2,568,957

(1)	Ms. Smithart-Oglesby served as the Company’s Interim Chief Executive Officer from June 8, 2010 until January 31, 2011.
(2)	Ms. Allen was hired to serve as the Company’s Executive Vice President and Chief Marketing Officer effective July 21, 2010.
(3)	Mr. Rodriguez was hired to serve as the Company’s Executive Vice President and Chief Operating Officer effective September 8, 2010.
(4)	Mr. Marchioli separated from the Company effective June 30, 2010.
(5)	Salary for 2008 includes payment for an additional two-week pay cycle due to the Company’s 52/53 week retail fiscal year.
(6)	Ms. Smithart-Oglesby earned a discretionary bonus of $25,000 per month of executive service during 2010, as more fully described in the “2010 Interim CEO Compensation” section of the Compensation Discussion and Analysis (“CD&A”).
(7)	Mr. Wolfinger earned a discretionary Presidential Bonus during 2010.
(8)	Ms. Allen and Mr. Rodriguez received a sign-on bonus upon their employment with the Company during 2010.
(9)	The 2010 amount for Ms. Smithart-Oglesby reflects the grant date fair value of stock-settled restricted stock units awarded pursuant to our 2004 Omnibus Incentive Plan. Also included are the grant date fair value of deferred stock units awarded to non-employee directors pursuant to our 2004 Omnibus Incentive Plan that are convertible to shares of Common Stock upon termination of service as a director of Denny’s Corporation. The grant date value for these awards was determined in accordance with FASB ASC Topic 718 based on the closing price of Common Stock on the date of grant.
(10)	The 2010 amount for Mr. Wolfinger reflects the grant date fair value of performance shares granted pursuant to our 2010 Long-Term Performance Incentive Program (the “2010 LTPIP”). The $2.69 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Mr. Wolfinger was 34,000. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $137,190. Additional information regarding the 2010 LTPIP can be found in the CD&A. Details on the valuation and terms of this award can be found in Note 16 to the Consolidated Financial Statements in our Form 10-K filed on March 11, 2011.
(11)	The 2009 amounts reflect the grant date fair value of performance shares granted to the named executives pursuant to our 2009 Long-Term Performance Incentive Program (the “2009 LTPIP”). The $1.84 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Messrs. Wolfinger and Marchioli were 33,700 and 92,700, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $124,016 and $341,136 for Messrs. Wolfinger and Marchioli, respectively. Details on the valuation and terms of these awards can be found in Note 16 to the Consolidated Financial Statements in our Form 10-K filed on March 11, 2011.
(12)	The amounts reported as “Stock Awards” for 2009 in this proxy statement have been reduced from the amounts reported in last year’s proxy statement because a non-equity incentive award was inadvertently included in the “Stock Awards” column for 2009 in last year’s proxy statement. Payouts with respect to this award will be reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the year in which such award is earned.

(13)	The 2008 amounts reflect the grant date fair value of performance shares awarded to the named executives pursuant to our 2008 Performance RSU Program (the “2008 RSU Program”). The $2.57 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The number of performance shares awarded to Messrs. Wolfinger and Marchioli were 161,200, and 320,800, respectively. Details on the valuation and terms of these awards can be found in Note 16 to the Consolidated Financial Statements in our Form 10-K filed on March 11, 2011.
(14)	The 2010 amount for Ms. Allen reflects the grant date fair value of performance-based restricted stock units awarded as an employment incentive related to her hiring that are payable in shares of Common Stock. Details on the valuation and terms of these awards can be found in Note 16 to the Consolidated Financial Statements in our Form 10-K filed on March 11, 2011.
(15)	The 2010 amount for Mr. Rodriguez reflects the grant date fair value of performance-based restricted stock units awarded as an employment incentive related to his hiring that are payable in shares of Common Stock. Details on the valuation and terms of these awards can be found in Note 16 to the Consolidated Financial Statements in our Form 10-K filed on March 11, 2011.
(16)	The amounts in this column reflect the grant date fair value of stock options awarded to the named executives under our 2004 Omnibus Incentive Plan and our 2008 Omnibus Incentive Plan. Details on the assumptions made in the valuation of these awards can be found in Note 16 to the Consolidated Financial Statements in our Form 10-K filed on March 11, 2011.
(17)	The 2010 amount for Mr. Wolfinger reflects a performance-based bonus earned under the 2010 Incentive Program. The 2010 amounts for Ms. Allen and Mr. Rodriguez reflect performance-based bonuses earned based on achievement of individual performance objectives established for 2010. Refer to the CD&A for more information regarding our annual cash incentive bonus program.
(18)	Reflects a pro rata payout pursuant to the terms of Mr. Marchioli’s employment agreement of a performance-based cash award granted under our 2009 Long-Term Performance Incentive Program.
(19)	The 2009 amounts include performance-based bonuses earned under the 2009 Incentive Program. The bonuses earned by Messrs. Wolfinger and Marchioli were $303,188, and $585,000, respectively. The 2009 amounts also include cash awards earned under the Paradigm Shift Incentive Plan. The awards earned by Messrs. Wolfinger and Marchioli were $33,125 and $0, respectively.
(20)	The 2008 amounts include performance-based bonuses earned under the 2008 Incentive Program. The bonuses earned by Messrs. Wolfinger and Wolfinger were $242,550 and $468,000, respectively. The 2008 amounts also include cash awards earned under the Paradigm Shift Incentive Plan. The awards earned by Messrs. Wolfinger and Marchioli were $50,250 and $0 respectively.
(21)	The 2010 amounts Mr. Wolfinger, Ms. Allen and Mr. Marchioli include Company contributions to their Company deferred compensation accounts of $20,279, $8,621 and $13,950, respectively. The 2010 amounts also include the following perquisites: a car allowance of $7,381, $13,200, $5,635, $3,844 and $6,854 for Ms. Smithart-Oglesby, Mr. Wolfinger, Ms. Allen and Messrs. Rodriguez and Marchioli, respectively and a telecom allowance for of $1,090, $1,560, $666, $568 and $0 for Ms. Smithart-Oglesby, Mr. Wolfinger, Ms. Allen and Messrs. Rodriguez and Marchioli, respectively. The 2010 amount for Ms. Allen also includes relocation of $40,816 and a related tax gross-up payment of $20,515. The 2010 amount for Ms. Smithart-Oglesby includes an annual cash retainer of $100,000 for serving as the Board Chair. The 2010 amount for Mr. Marchioli also includes severance of $2,250,000 in connection with his termination of employment on June 30, 2010 and vacation payout of $60,000. For more information regarding severance payments and benefits to Mr. Marchioli, see the discussion under Summary of Termination Payments and Benefits section below.
(22)	The 2009 amounts for Messrs. Wolfinger and Marchioli include Company contributions to their Company deferred compensation accounts of $23,796 and $40,950, respectively. The 2009 amounts also include the following perquisites: a car allowance of $13,200 for Messrs. Wolfinger and Marchioli and a telecom allowance for Mr. Wolfinger of $1,560.
(23)	The 2008 amounts for Messrs. Wolfinger and Marchioli include Company contributions to their Company deferred compensation accounts of $22,440 and $38,342, respectively. The 2008 amounts also include the following perquisites: a car allowance of $13,708 for Messrs. Wolfinger and Marchioli and a telecom allowance for Mr. Wolfinger of $720.

2010 Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of awards made to named executive officers in the last completed fiscal year under any of the Company’s plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (9)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Debra	6/10/10	—		—		—		—		—		—		17,731	(4)	—		—	$50,001
Smithart-	5/19/10	—		—		—		—		—		—		17,007	(5)	—		—	$50,001
Oglesby	3/31/10	—		—		—		—		—		—		519	(5)	—		—	$1,998
	6/30/10	—		—		—		—		—		—		385	(5)	—		—	$1,001
	9/30/10	—		—		—		—		—		—		482	(5)	—		—	$1,499
	12/31/10	—		—		—		—		—		—		279	(5)	—		—	$999

F. Mark		91,875	(1)	367,500	(1)	633,938	(1)	—		—		—		—		—		—	—
Wolfinger		34,000	(2)	68,000	(2)	102,000	(2)	—		—		—		—		—		—	—
	1/26/2010	—		—		—		17,000	(6)	34,000	(6)	51,000	(6)	—		—		—	$91,460
	1/26/2010	—		—		—		—		—		—		—		150,000	(8)	$2.36	$182,160

Frances L.		—		133,516	(3)	—		—		—		—		—		—		—	—
Allen	8/3/2010	—		—		—		—		200,000	(7)	—		—		—		—	$418,000
	10/1/2010	—		—		—		—		—		—		—		100,000	(8)	$3.20	$160,890

Robert		—		98,953	(3)	—		—		—		—		—		—		—	—
Rodriguez	9/13/2010	—		—		—		—		250,000	(7)	—		—		—		—	$543,750
	10/1/2010	—		—		—		—		—		—		—		100,000	(8)	$3.20	$160,890

Nelson J.		195,000	(1)	780,000	(1)	1,345,500	(1)	—		—		—		—		—		—	—
Marchioli

(1)	Reflects threshold, target and maximum payout levels of performance-based bonuses awarded under the Company’s annual cash incentive bonus program. The actual amounts earned by each of the named executive officers in 2010 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Refer to the CD&A for more information regarding our annual cash incentive bonus program.
(2)	Reflects threshold, target and maximum payout levels of performance-based cash awards that were granted pursuant to the 2010 LTPIP. Refer to the CD&A for more information regarding the 2010 LTPIP.
(3)	Reflects the target payout level of performance-based bonus opportunities awarded parting connection with commencement of their employment, prorated based on the number of days they were employed during 2010. The actual amounts earned by each of the named executive officers are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(4)	Reflects restricted stock units (RSUs) awarded pursuant to our 2004 Omnibus Incentive Plan. The RSUs vest and convert to shares of Common Stock on the one-year anniversary of the grant date, provided Ms. Oglesby is still serving as a director of Denny’s Corporation.
(5)	Reflects deferred stock units awarded to non-employee directors pursuant to our 2004 Omnibus Incentive Plan that are convertible to shares of Common Stock upon termination of service as a director of Denny’s Corporation.
(6)	Reflects threshold, target and maximum payout levels of performance shares that were awarded pursuant to the 2010 LTPIP. Refer to the CD&A for more information regarding the 2010 LTPIP.
(7)	Reflects the target payout level of restricted stock units awarded as an employment incentive related to the named executive officers’ hiring during 2010. The RSUs vest in four equal installments, with one-quarter vesting upon attainment of the following stock prices: $4.00, $4.50, $5,00 and $5.50 (each stock price must be attained for 20 consecutive trading days).
(8)	Amounts reflect stock options awarded pursuant to the 2004 Omnibus Incentive Plan. The options have a 3-year gradual vesting period and a 10-year term.
(9)	The grant date fair value of awards is determined pursuant to FASB Accounting Standards Codification 718, “Compensation—Stock Compensation.”

Outstanding Equity Awards at 2010 Fiscal Year-End Table

The following table sets forth information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the Company’s last completed fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(27)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(27)
Debra Smithart-Oglesby	18,900	(1)	—		$4.34	02/02/15	—		—	—		—
	18,900	(2)	—		$4.10	01/24/16	—		—	—		—
	18,900	(3)	—		$5.39	01/23/17	—		—	—		—
	12,600	(4)	6,300	(4)	$3.30	01/29/18	—		—	—		—
	—		—		—	—	86,285	(18)	$302,860	—		—
	—		—		—	—	17,731	(19)	$62,236	—		—

F. Mark Wolfinger	300,000	(5)	—		$4.40	09/26/15	—		—	—		—
	26,100	(6)	—		$4.45	03/14/16	—		—	—		—
	42,100	(7)	—		$4.61	03/06/17	—		—	—		—
	84,400	(8)	42,200	(8)	$2.59	03/17/18	—		—	—		—
	50,500	(9)	101,000	(9)	$1.67	03/31/19	—		—	—		—
	—		150,000	(10)	$2.36	01/26/20	—		—	—		—
	—		—		—	—	200,000	(20)	$702,000	—		—
	—		—		—	—	87,912	(21)	$308,571	—		—
	—		—		—	—	—		—	75,198	(22)	$263,945
	—		—		—	—	—		—	33,700	(23)	$118,287
	—		—		—	—	—		—	34,000	(24)	$119,340

Frances L. Allen	—		100,000	(11)	$3.20	10/01/20	—		—	—		—
	—		—		—	—	—		—	200,000	(25)	$702,000

Robert Rodriguez	—		100,000	(11)	$3.20	10/01/20	—		—	—		—
	—		—		—	—	—		—	250,000	(26)	$877,500

Nelson J. Marchioli	666,666	(12)	—		$2.42	03/01/11	—		—	—		—
	333,334	(13)	—		$2.42	06/30/11	—		—	—		—
	77,000	(14)	—		$4.45	06/30/11	—		—	—		—
	154,200	(15)	—		$4.61	06/30/11	—		—	—		—
	240,534	(16)	120,266	(16)	$2.59	06/30/11	—		—	—		—
	138,767	(17)	277,533	(17)	$1.67	06/30/11	—		—	—		—

(1)	The options were granted on February 2, 2005 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(2)	The options were granted on January 24, 2006 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(3)	The options were granted on January 23, 2007 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(4)	The options were granted on January 29, 2008 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(5)	The options were granted on September 26, 2005 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(6)	The options were granted on March 14, 2006 and vested in three equal annual installments beginning on the first anniversary of the grant date.

(7)	The options were granted on March 6, 2007 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(8)	The options were granted on March 17, 2008 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(9)	The options were granted on March 31, 2009 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(10)	The options were granted on January 26, 2010 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(11)	The options were granted on October 1, 2010 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(12)	The options were granted on November 10, 2004 and vested in three equal annual installments on December 29, 2004, December 28, 2005 and December 27, 2006. As a result of his termination, Mr. Marchioli’s options will expire on March 1, 2011.
(13)	The options were granted on November 10, 2004 and vested in three equal annual installments on December 29, 2004, December 28, 2005 and December 27, 2006. As a result of his termination, Mr. Marchioli’s options will expire on June 30, 2011.
(14)	The options were granted on March 14, 2006 and vest in three equal annual installments beginning on the first anniversary of the grant date. As a result of his termination, Mr. Marchioli’s options will expire on June 30, 2011.
(15)	The options were granted on March 6, 2007 and vest in three equal annual installments beginning on the first anniversary of the grant date. As a result of his termination, Mr. Marchioli’s options will expire on June 30, 2011.
(16)	The options were granted on March 17, 2008 and vest in three equal annual installments beginning on the first anniversary of the grant date. As a result of his termination, Mr. Marchioli’s options will expire on June 30, 2011.
(17)	The options were granted on March 31, 2009 and vest in three equal annual installments beginning on the first anniversary of the grant date. As a result of his termination, Mr. Marchioli’s options will expire on June 30, 2011.
(18)	Reflects deferred stock units awarded to directors pursuant to our 2004 Omnibus Incentive Plan that are convertible to shares of Common Stock upon termination of service as a director of Denny’s Corporation.
(19)	Reflects the amount of restricted stock units awarded in 2010 to Ms. Smithart-Oglesby pursuant to our 2004 Omnibus Incentive Plan that are payable in shares of Common Stock. They will vest and payout on June 10, 2011. Ms. Smithart-Oglesby must be serving as a director of Denny’s Corporation on the vesting date in order to receive the award.
(20)	Reflects restricted stock units awarded pursuant to our 2004 TSR Program that are payable one-half in shares of Common Stock and one-half in cash. One-half of these restricted stock units will vest and pay out on September 30, 2011 and 2012. The named executive officers must be employed on the payment date in order to receive the award.
(21)	Reflects the amount of restricted stock units awarded in 2007 to Mr. Wolfinger pursuant to our 2004 Omnibus Incentive Plan that are payable one-half in shares of Common Stock and one-half in cash. One-half of the restricted stock units payable in cash will vest and payout on July 9, 2011 and 2012. One-half of the restricted stock units payable in shares of Common Stock will vest on July 9, 2011 and 2012 and will payout on July 9, 2012.
(22)	Reflects the amount of restricted stock units that may be earned by the named executive officers pursuant to our 2008 LTI Program, that is payable in shares of Common Stock. These restricted units will be earned and vest (from 50% to 120% of the target award) based on the appreciation/(depreciation) of our Common Stock from the date of grant to the remaining vesting date (July 16, 2011). The amount of restricted stock units outstanding was determined based on what would be earned had the award vested as of December 29, 2010 using the $3.51 closing price of the Company’s Common Stock on that date. The named executive officers must be employed on the vesting date in order to receive the award.
(23)	Reflects the target amount of restricted stock units that may be earned by the named executive officers pursuant to our 2009 LTPIP, that is payable in shares of Common Stock. These restricted units will be earned and vest (from 0% to 200% of the target award) based on the total shareholder return of the Company’s Common Stock as compared to a peer group over a three-year performance period ending on December 28, 2011. Additional information regarding the 2009 LTPIP can be found in the CD&A.
(24)	Reflects the target amount of restricted stock units that may be earned by the named executive officers pursuant to our 2010 LTPIP, that is payable in shares of Common Stock. These restricted units will be earned and vest (from 0% to 150% of the target award) based on the total shareholder return of the Company’s Common Stock as compared to a peer group over a three-year performance period ending on December 26, 2012. Additional information regarding the 2009 LTPIP can be found in the CD&A.
(25)	Reflects the amount of restricted stock units that may be earned by the named executive officers pursuant to their Employment Inducement Award, that are payable in shares of Common Stock. These restricted stock units will be earned and vest based on the achievement of the closing price of the Company’s Common Stock equaling or exceeding certain threshold amounts for 20 consecutive trading days. The restricted stock units expire if the threshold amounts are not reached prior to July 21, 2015.
(26)	Reflects the amount of restricted stock units that may be earned by the named executive officers pursuant to their Employment Inducement Award, that are payable in shares of Common Stock. These restricted stock units will be earned and vest based on the achievement of the closing price of the Company’s Common Stock equaling or exceeding certain threshold amounts for 20 consecutive trading days. The restricted stock units expire if the threshold amounts are not reached prior to September 13, 2015.
(27)	Reflects the value as calculated using the closing price of our Common Stock as of December 29, 2010 ($3.51).

2010 Option Exercises and Stock Vested Table

The following table sets forth information concerning each exercise of stock options and vesting of stock awards, including restricted stock units, during the last completed fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting		Value Realized on Vesting
Debra Smithart-Oglesby	18,900	$9,072	—		$—

F. Mark Wolfinger	—	$—	50,000	(2)	$130,000	(2)
	—	$—	43,956	(3)	$114,725	(3)
	—	$—	53,311	(4)	$139,675	(4)

Frances L. Allen	—	$—	—		$—

Robert Rodriguez	—	$—	—		$—

Nelson J. Marchioli	2,000,000	$3,792,500	166,667	(5)	$433,333	(5)
	—	$—	176,998	(6)	$608,873	(6)
	—	$—	24,102	(7)	$82,911	(7)

(1)	The amounts in these columns reflect stock options exercised by the named executive officers pursuant to our various equity plans as follows:

Name	Options Exercised	Exercise Price	Exercise Date	Market Value Upon Exercise
Debra Smithart-Oglesby	18,900	$2.65	3/15/2010	$3.13
Nelson J. Marchioli	1,250,000	$1.03	3/18/2010	$3.29
Nelson J. Marchioli	750,000	$2.00	3/18/2010	$3.29

(2)	Reflects the amount of vested restricted stock units awarded to the named executive officers pursuant to our 2004 TSR Program. One-half of the restricted stock units earned as of June 30, 2008 and vested on June 30, 2010 when the market value of the underlying stock was $2.60. One-half of the vested restricted stock units were paid in shares of Common Stock and one-half were paid in cash during the fiscal year.
(3)	Reflects restricted stock units earned and vested by the named executive officer on July 9, 2010 pursuant to Denny’s 2004 Omnibus Incentive Plan. One-half of these restricted stock units were settled in cash upon vesting when the market value of the underlying stock was $2.61 and one-half will pay out in shares of Common Stock on July 9, 2012.
(4)	Reflects the amount of vested restricted stock units awarded to the named executive officers pursuant to our 2008 LTI Program. The restricted stock units were earned and vested on July 16, 2010. The net shares issued (the shares vested less shares withheld to cover the minimum statutory withholding requirements) to Mr. Wolfinger was 35,478.
(5)	Reflects the amount of vested restricted stock units awarded to the named executive officers pursuant to our 2004 TSR Program. One-half of the restricted stock units earned as of June 30, 2009 and vested on June 30, 2010 when the market value of the underlying stock was $2.60. One-half of the vested restricted stock units were paid in shares of Common Stock and one-half were paid in cash during the fiscal year.
(6)	Reflects the amount of vested restricted stock units awarded to the named executive officers pursuant to our 2008 LTI Program. As a result of his termination, Mr. Marchioli’s restricted stock units were earned on a pro-rata basis and vested on June 30, 2010. The net shares issued (the shares vested less shares withheld to cover the minimum statutory withholding requirements) to Mr. Marchioli was 100,092.
(7)	Reflects the amount of vested restricted stock units awarded to the named executive officers pursuant to our 2009 LTPIP Program. As a result of his termination, Mr. Marchioli’s restricted stock units were earned on a pro-rata basis and vested on June 30, 2010. The net shares issued (the shares vested less shares withheld to cover the minimum statutory withholding requirements) to Mr. Marchioli was 13,630.

Nonqualified Deferred Compensation Table

The following table sets forth information with respect to Denny’s, Inc. Deferred Compensation Plan which provides for the deferral of compensation for the named executive officers that is not tax-qualified.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY(3)
Debra Smithart-Oglesby	$—	$—	$—	$—	$—
F. Mark Wolfinger	$29,375	$20,279	$8,860	$—	$101,627
Frances L Allen	$8,620	$8,620	$444	$—	$17,684
Robert Rodriguez	$—	$—	$—	$—	$—
Nelson J. Marchioli	$180,750	$13,950	$98,433	$—	$1,419,807

(1)	Amounts in this column are reported as 2010 compensation in the Salary column of the Summary Compensation Table.
(2)	Amounts included in this column are reported as 2010 compensation in the All Other Compensation column of the Summary Compensation Table.
(3)	Aggregate balances as of December 29, 2010 include the following amounts that were reported as compensation to the named executive officers in the Summary Compensation Table for years prior to 2010: $158,983 Mr. Wolfinger and $983,339 for Mr. Marchioli.

The Denny’s, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) allows participants to defer current compensation on a pre-tax basis. Participation is restricted to a select group of management or highly compensated employees of the Company.

Under the terms of the Deferred Compensation Plan, a participant may elect to defer up to 50% of base salary and up to 100% of bonus. Denny’s will match 100% of each participant’s deferrals up to 3% of the participant’s compensation. Deferrals will be credited to the participant’s account on a periodic basis consistent with the payroll cycle. Deferral elections will remain in effect from plan year to plan year unless modified or revoked by the participant during an enrollment period.

The participant’s account will be credited with earnings and losses based on the investment options selected by the participant. The participant may request a change in the allocation of an account balance or future deferrals at any time. A participant is at all times 100% vested in his or her deferral account.

Upon termination of employment for any reason (except following a change in control), a participant will receive his or her account balance in a lump sum or in installments based on his or her election. Account balances less than $50,000 will be distributed in a lump sum. At the death of a participant, the remaining amount in the participant’s account will be paid to his or her beneficiary in accordance with the participant’s election. Upon a termination of employment within two years of a change in control, a participant will receive his or her account balance in a lump sum distribution. In the event of an unforeseen financial emergency, the plan administrator may approve a participant’s withdrawal up to the amount necessary to satisfy the hardship. A participant may change the distribution schedule prior to termination of employment from a lump sum to annual installments, but not from annual installments to a lump sum. All changes must be made at least 13 months prior to termination of employment.

The Deferred Compensation Plan also provides for an “In-Service Distribution” account, typically used to save for specific financial needs at a specified date, such as college tuition payments. A participant may elect to receive some or all of a particular year’s deferral and related earnings on a particular date prior to retirement or termination of employment. Distributions can be made in a lump sum or, if the balance is at least $10,000, in 2-5 annual installments. A participant may extend an In-Service Distribution date by at least 5 years or may cancel the date, which results in the account balance being combined with the termination of employment account.

As a result of Code Section 409A, certain key employees (including the named executive officers) may be subject to a six-month waiting period for distributions following termination.

Summary of Termination Payments and Benefits

In 2010, Messrs. Wolfinger and Rodriguez and Ms. Allen were participants in the Severance Plan, which provides for severance payments and benefits in the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), plus enhanced benefits if such termination is in connection with a change in control of the Company. Ms. Smithart-Oglesby served the Company as Chief Executive Officer on an interim basis, and therefore, during 2010, was not participant in such plan.

Effective June 30, 2010, Nelson Marchioli separated from the Company. On July 23, 2010, the Company received notice from Mr. Marchioli that he had elected to arbitrate issues with respect to the settlement of any outstanding obligations related to his employment. On November 2, 2010, the Company settled all outstanding obligations with Mr. Marchioli. Pursuant to the terms of the Settlement Agreement, Mr. Marchioli received: (i) a lump sum from the Company in the amount of $2,250,000, (ii) performance-based incentive awards and outstanding stock option awards held by Mr. Marchioli, as of his departure from the Company, generally subject to the terms and conditions set forth in his May 1, 2009 employment agreement, as if Mr. Marchioli’s termination of employment was under circumstances constituting a “Termination without Cause” under the employment agreement, and (iii) any and all of Mr. Marchioli’s previously deferred compensation, together with any accrued interest or earnings valued as of December 31, 2010.

The following table summarizes the approximate value of the termination payments and benefits that each of Messrs. Wolfinger and Rodriguez and Mss. Smithart-Oglesby and Allen would have received if they had terminated employment at the close of business on December 29, 2010. The table also summarizes the actual payments and benefits paid to Mr. Marchioli in connection with his separation from the Company as of June 30, 2010. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees, as well as the executive’s accrued but unpaid obligations. The amounts also exclude benefits and payments that are disclosed in the Pension Benefits Table elsewhere in this Proxy Statement and the Nonqualified Deferred Compensation Table elsewhere in this Proxy Statement.

	Debra Smithart- Oglesby		F. Mark Wolfinger		Robert Rodriguez		Frances L. Allen
Reason for Termination:
Resignation or Voluntary Termination(1)

Cash severance	—		$—		—		—
Health & Welfare continuation (estimated)	—		—		—		—
Vested but Unexercised Stock Options	—		170,568		—		—

Total	$—		$170,568		$—		$—
By Company Without Cause; By Executive for Good Reason(1)

Cash severance	—		$490,000	(3)	$425,000	(3)	$400,000	(3)
Health & Welfare continuation (estimated)	—		8,248	(4)	8,142	(4)	7,079	(4)
Vested but Unexercised Stock Option Spread	—		170,568				—
1-Year Continued Vesting	—		—		—		—
Outplacement services (estimated)	—		20,000	(5)	20,000	(5)	20,000	(5)

Total	$—		$688,816		$453,142		$427,079

Death or Disability

Cash severance	$—		$—		$—		$—
Health & Welfare continuation (estimated)	—		—		—		—
Vested but Unexercised Stock Options	—		170,568		—		—
Accelerated Stock option Spread	—		397,164	(6)	31,000	(6)	31,000	(6)
Accelerated Special Grant	62,236	(7)	540,000	(8)	—		—
Accelerated 2008 Performance Award	—		185,605	(9)	—		—
Accelerated 2009 Performance Award……………	—		50,383	(9)	—		—
Accelerated 2010 Performance Award	—		79,682	(9)	—		—

Total—Death	$62,236		$1,423,402		$31,000		$31,000
Total—Disability	$—		$1,423,402		$31,000		$31,000

Termination Within 12 Months Following a Change of Control (By Company Without Cause; By Executive for Good Reason)(1,2)

Cash severance	$—		$1,715,000	(3)	$1,487,500	(3)	$1,400,000	(3)
Health & Welfare continuation (estimated)	—		16,496	(4)	16,284	(4)	14,158	(4)
Vested but Unexercised Options	—		170,568		—		—
Accelerated stock option spread	—		397,164	(6)	31,000	(6)	31,000	(6)
Accelerated TSR value	—		702,000	(10)	—		—
Accelerated Special Grant	—		540,000	(8)	—		—
Accelerated 2008 Performance Award	—		226,325	(9)	—		—
Accelerated 2009 Performance Award	—		151,149	(9)	—		—
Accelerated 2010 Performance Award	—		239,046	(9)	—		—
Outplacement Services (estimated)	—		20,000	(5)	20,000	(5)	20,000	(5)

Total	$—		$4,177,748		$1,554,784		$1,465,158

(1)	The stock price utilized in these calculations represents the closing price of the Common Stock as of 12/29/2010 of $3.51 unless otherwise noted.
(2)	Reflects a “Best Net” approach for purposes of determining whether any payment or benefits will be subject to the excise tax due under Section 280G of the Code, which provides the greater of the after-tax benefit based on either a (i) capped or (ii) uncapped calculation. The Company does not provide any tax gross-ups under Section 280G of the Code.
(3)	Reflects a lump sum severance payment of 100% of base salary, or 200% of base salary and target bonus in the event of termination within one year of a change of control.
(4)	Reflects the cost of providing continued health and welfare benefits for a period of one year for termination without cause or for good reason and two years for a termination following a change in control.
(5)	Executives receive up to $20,000 of outplacement services for a period of one year following termination.
(6)	Stock option vesting accelerates upon death or a change in control. Upon disability, stock option continues to vest per terms of agreement.
(7)	Represents special grant of restricted stock units made to Ms. Smithart-Oglesby in June 2010. Vesting accelerates upon death or disability.
(8)	Represents special grant of restricted stock units made to Mr. Wolfinger in July 2007. Vesting accelerates upon death, or a qualified termination following a change in control. Upon disability, award continues to vest per terms of award agreement.
(9)	2008, 2009 & 2010 Performance Restricted Stock Units vest upon a change in control at the actual performance level at the date of change in control. Upon death or termination upon permanent disability, the Performance Restricted Stock Units vest on a pro rated basis based on actual performance.
(10)	Vesting accelerates upon a change in control.

Director Compensation Table

The following table sets forth information concerning the compensation of the Company’s non-employee directors for 2010.

Name	Fees Earned or Paid in Cash(2)	Stock Awards (3)	Total
Gregg R. Dedrick	$34,647	$40,835	$75,482
Brenda J. Lauderback	$75,000	$58,498	$133,498
Robert E. Marks	$80,000	$56,500	$136,500
Louis P. Neeb	$75,000	$57,499	$132,499
Donald C. Robinson	$60,000	$55,997	$115,997
Donald R. Shepherd	$60,000	$57,000	$117,000
Debra Smithart-Oglesby(1)	—	—	—
Laysha Ward	$55,833	$69,095	$124,928

(1)	Ms. Smithart-Oglesby served as the Company’s Interim Chief Executive Officer from June 8, 2010 until January 31, 2011. All compensation received by Ms. Smithart-Oglesby as a director is reflected in the Summary Compensation Table.
(2)	Under the current director compensation package each non-employee director of Denny’s Corporation, except for the Board Chair, receives an annual cash retainer of $60,000 (paid in equal quarterly installments and pro-rated in those instances where a director serves only a portion of the year). Ms. Lauderback, Chair of the Corporate Governance Committee and Mr. Marks, the Chair of the Audit Committee, received additional annual retainers of $15,000 and $20,000, respectively, for their service as committee chairs. Messrs. Neeb and Dedrick served as Chairs of the Compensation Committee during 2010, with each receiving a pro-rata portion of the annual Compensation Committee Chairman retainer of $15,000 for the time served as committee chair. In addition, Mr. Neeb served as Lead Director for a portion of 2010, receiving a pro-rata portion of the annual Lead Director retainer of $15,000 for the time served.
(3)	The amounts in this column reflect the grant date fair value of deferred stock units (“DSUs”) awarded to directors pursuant to our 2004 Omnibus Incentive Plan. Under the current director compensation package, each director receives an annual award of $50,000 DSUs in addition to receiving DSUs for participation in any unscheduled, specially-called meeting (i.e., any meeting called in addition to the typically five regularly scheduled board and committee meetings). The number of DSUs earned by directors for specially-called meetings is determined on a quarterly basis using a rate of $1,000 for attendance in person and $500 for telephonic participation and is calculated by dividing the total dollar value earned for such meeting attendance for the quarter by the closing price of the Common Stock on the last day of the quarter. In addition to the 2010 annual DSU award, Ms. Ward received a pro-rata portion of the 22,000 DSUs awarded to the directors in 2009, based on when she was elected to the Board. Mr. Dedrick received a pro-rata portion of the 17,007 DSUs awarded to the directors in 2010, based on when he was elected to the Board. The aggregate number of DSUs held as of December 29, 2010 for Mr. Dedrick, Ms. Lauderback, Messrs. Marks, Neeb, Robinson and Shepherd and Ms. Smithart-Oglesby and Ward were 15,066, 70,943, 84,963, 50,655, 42,974, 88,231, 86,285 and 24,697, respectively. The aggregate number of stock options held as of December 29, 2010 for Mr. Dedrick, Ms. Lauderback, Messrs. Marks, Neeb, Robinson and Shepherd and Mss. Smithart-Oglesby and Ward were 0, 56,700, 75,600, 18,900, 0, 94,500 and 75,600, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Common Stock to file reports of initial ownership and changes in their ownership of the Common Stock with the SEC. Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge (based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 29, 2010)¸ with the exception of the reports described immediately below, the Company’s officers, directors and 10% stockholders complied with their Section 16(a) filing requirements for the fiscal year ended December 29, 2010. The initial ownership report for Ms. Allen, which was originally filed in a timely manner, inadvertently omitted 2,000 shares of Common Stock beneficially owned by Ms. Allen. A corrected report was subsequently filed on her behalf but after the filing deadline. Also, the report of a purchase of 9,300 shares of Common Stock by Mr. Rodriguez was inadvertently filed late.

RELATED PARTY TRANSACTIONS

During the Company’s last fiscal year, there were no transactions that occurred or relationships that existed between the Company and its management, directors, or 5% stockholders that require disclosure under SEC regulations.

The company maintains a written policy and procedures for the review, approval or ratification of related party transactions. Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company will enter into or ratify transactions with “related parties” (as the term is defined in Item 404 of Regulation S-K) only when the Board, acting through the Governance Committee determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or receives products or services to or from a related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Accordingly, the Governance Committee shall review the material facts of all proposed related party transactions that require approval and either approve or disapprove of the entry into the related party transaction. If advance Governance Committee approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if the Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

CODE OF ETHICS

Denny’s Corporation has adopted a code of ethics entitled “Denny’s Corporation Standards of Business Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Corporation Standards of Business Conduct is posted on the Company’s website at www.dennys.com.

The Company will post on its website any amendments to, or waivers from, a provision of the Denny’s Corporation Standards of Business Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Corporation’s Standards of Business Conduct to an appropriate person or persons identified in the standards; or (v) accountability to adherence to the standards.

OTHER MATTERS

Expenses of Solicitation

The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting

In the event that any matters other than those referred to in the accompanying notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

2012 Stockholder Proposals

In order for stockholder proposals intended to be presented at the year 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”) to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than December 10, 2011. Regarding stockholder nominations of directors and stockholder proposals intended to be presented at the 2012 Annual Meeting but not included in the proxy statement, including stockholder nominations of directors, pursuant to Article II, Sections 2 and 3 of the Denny’s Corporation Bylaws, respectively, written notice of such proposals, to be timely, must be received by the Company no earlier than February 18, 2012 and no later than March 19, 2012, (i.e., no more than 90 days and no less than 60 days prior to May 18, 2012, the first anniversary of the Annual Meeting). In the event that the date of the 2012 Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. All such nominations and proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in any such nominee not being eligible for election or such proposal’s underlying business not being eligible for consideration at the meeting. Such notices must contain the information specified in the Company’s Bylaws, including information concerning the proposal nominee or proposal and information about the stockholder’s ownership of Common Stock.

Electronic Access to Future Proxy Materials and Annual Reports

Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by marking the appropriate box on your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a notice in the mail with instructions containing the Internet address of those materials.

Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.

FORM 10-K

A copy of the Company’s Form 10-K for the fiscal year ended December 29, 2010 as filed with the SEC is available, without charge, upon written request directed to Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this Proxy Statement.

Notice of Annual Meeting and Proxy Statement

Annual Meeting of Stockholders to be held May 18, 2011

VOTE BY INTERNET OR TELEPHONE

QUICK EASY IMMEDIATE

As a stockholder of Denny’s Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 17, 2011. The 2011 Proxy Statement and the 2010 Annual Report of Denny’s Corporation are available at http://www.cstproxy.com/dennys/2011.

Vote Your Proxy on the Internet:

Go to www.cstproxyvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

OR

Vote Your Proxy by Phone:

Call 1(866)894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

OR

Vote Your Proxy by mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL

DENNY’S CORPORATION

203 East Main Street, Spartanburg, SC 29319

Please mark your votes like this

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND FOR “EVERY YEAR” FOR PROPOSAL 4.

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1, “FOR” Proposals 2 and 3, and for “EVERY YEAR” for Proposal 4.

1. Election of (10) directors.

Nominees: 01 Gregg R. Dedrick

02 Brenda J. Lauderback

03 Robert E. Marks

04 John C. Miller

05 Louis P. Neeb

06 Donald C. Robinson

07 Donald R. Shepherd

08 Debra Smithart-Oglesby

09 Laysha Ward

10 F. Mark Wolfinger

FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR

AGAINST

AGAINST

AGAINST

AGAINST

AGAINST

AGAINST

AGAINST

AGAINST

AGAINST

AGAINST

ABSTAIN

ABSTAIN ABSTAIN ABSTAIN

ABSTAIN ABSTAIN

ABSTAIN

ABSTAIN ABSTAIN ABSTAIN

2. A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 28, 2011.

An advisory vote on the compensation of the Company’s named executive officers.

An advisory vote on the frequency of the stockholder vote on executive compensation.

5. To transact such other business as may properly come before the meeting.

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

EVERY YEAR

EVERY 2 YEARS

EVERY 3 YEARS

ABSTAIN

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature Signature Date , 2011.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Access to Denny’s Corporation stockholder account information and other stockholder services are available on the Internet!

Visit Continental Stock Transfer’s website at

www.continentalstock.com

for their Internet Shareholder Service –ContinentaLink

Through this service, stockholders can change addresses, receive electronic forms and view account transaction history and dividend history.

To access this service, visit the website listed above. At “ContinentaLink” on the right side of the home page, select “Shareholder Log In.” From there, you can either “View a Sample Account” or you can sign-up (choose “First Time Visitor” then “New Member Sign-Up”). Guidance is provided on the website.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY’S CORPORATION

The undersigned hereby appoints Debra Smithart-Oglesby and John C. Miller as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all the shares of the Common Stock of Denny’s Corporation held of record by the undersigned on March 22, 2011 at the Annual Meeting of Stockholders to be held on May 18, 2011 or any adjournment thereof.

Management voting recommendations—(i) in favor of the ten (10) nominees to the Board of Directors, (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 28, 2011, (iii) in favor of the executive compensation of the Company, as described in the proxy statement, and (iv) in favor of an advisory vote on the Company’s executive compensation every year.

(Continued, and to be marked, dated and signed on the other side.)